Filed Pursuant to Rule 424(b)(5)
File No. 333-162823
Prospectus supplement
(To Prospectus Dated December 30, 2009)

13,500,000 shares

Mandatorily convertible non-cumulative
Perpetual preferred stock, Series D

We are offering 13,500,000 shares of our Mandatorily Convertible Non-Cumulative Perpetual Preferred Stock, Series D, $0.01 par value and $20.00 liquidation preference per share, or the convertible preferred stock (and, subject to adjustments as described herein, 270,000,000 shares of common stock issuable upon conversion of the convertible preferred stock). The convertible preferred stock and the common stock together are referred to as the “securities.”

We have agreed to use our best efforts to hold a special meeting of our stockholders as soon as practicable, but not later than December 27, 2010, which is 60 days after the date of this prospectus supplement, or the approval deadline, at which we will seek to obtain the requisite stockholder approval of an amendment to our amended and restated articles of incorporation to increase the number of authorized shares of our common stock to a number at least sufficient to permit the full conversion of the convertible preferred stock into shares of our common stock. If we fail to obtain such stockholder approval by the approval deadline, we have agreed that we will continue to seek to obtain such approval at least as frequently as every six months thereafter until approval has been obtained. On the first business day following stockholder approval (i) the convertible preferred stock will automatically convert into shares of our common stock at a conversion rate, subject to adjustment, of 20 shares of our common stock for each share of convertible preferred stock, or the conversion rate, and (ii) all shares of our convertible preferred stock will cease to exist.

Our board of directors may not declare or pay any dividend or make any distribution (including regular quarterly dividends) in respect of our common stock, unless it declares and pays to the holders of the convertible preferred stock, at the same time and on the same terms as holders of our common stock, a corresponding dividend based on the number of shares into which the convertible preferred stock is then convertible. If we fail to obtain stockholder approval for the amendment described above by the approval deadline, thereafter, non-cumulative cash dividends will be payable on the convertible preferred stock in an amount equal to the greater of (i) the annualized dividend yield based on our most recent quarterly common stock cash dividend and (ii) a per annum rate of 15%.

Holders of the convertible preferred stock will be entitled to vote on an as-converted basis, together with holders of our common stock, on all matters upon which the holders of common stock are entitled to vote, except on the amendment to increase the number of authorized shares of our common stock. Holders of the convertible preferred stock will have certain additional voting rights in the case of certain dividend arrearages and other corporate actions affecting the convertible preferred stock.

The convertible preferred stock is not redeemable. The convertible preferred stock will rank senior to our common stock and any other class or series of our capital stock the terms of which expressly provide that it ranks junior to our convertible preferred stock; equal with any class or series of our capital stock the terms of which do not expressly provide that such class or series will rank senior or junior to our convertible preferred stock; junior to our fixed rate cumulative non-convertible perpetual preferred stock, Series C, or the Series C preferred stock, and all of our existing and future debt obligations, including any secured debt obligations; and effectively junior to all existing and future debt obligations (including trade payables) of our subsidiaries.

Concurrently with this offering, we are offering 110,000,000 shares of our common stock (or a total of 115,655,000 shares if the underwriter in that offering exercises its option to purchase additional shares in full) in an underwritten offering pursuant to a separate prospectus supplement, or the concurrent common stock offering. Each of this offering and the concurrent common stock offering is contingent on completion of the other offering.

MP Thrift Investments, L.P., or MP Thrift, held approximately 69.1% of our voting common stock as of September 30, 2010 and is expected to continue to hold at least 50% of our common stock following this offering and our concurrent common stock offering.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “FBC.” On October 27, 2010, the last reported sale price of our common stock on the NYSE was $2.32 per share. Prior to this offering, there has been no public market for the convertible preferred stock. We have applied to list the convertible preferred stock on the NYSE under the symbol “FBC PR.” If the convertible preferred stock is approved for listing, trading on the NYSE is expected to begin within 30 days of the initial delivery of the convertible preferred stock.

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” on page S-17 of this prospectus supplement, page 1 of the accompanying prospectus, and the risks set forth under “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus supplement.

	Per preferred share	Total

Public offering price	$20.00	$270,000,000.00
Underwriting discounts and commissions(1)	$1.00	$8,169,217.80
Proceeds, before expenses, to Flagstar Bancorp, Inc.(1)	$19.00	$261,830,782.20

(1)	The underwriting discounts and commissions will be $1.00 per share of convertible preferred stock. However, the underwriters have agreed that the underwriting discounts and commissions will be $0.40 per share of convertible preferred stock for sales to affiliates, including MP Thrift Investments, L.P. The total underwriting discounts and commissions and the total proceeds to us, before expenses, reflect the reduced discount for the shares of convertible preferred stock to be purchased by affiliates of ours.

The underwriter may also purchase from us up to 692,250 shares of convertible preferred stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities being offered are not savings accounts, deposits or obligations of any bank and are not insured by any insurance fund of the Federal Deposit Insurance Corporation or any other governmental organization.

The underwriter is offering the shares of our convertible preferred stock as described in “Underwriting.” Delivery of the convertible preferred stock is expected to be made through the book-entry delivery system of The Depository Trust Company and its participants on or about November 2, 2010.

The date of this prospectus supplement is October 28, 2010.

Prospectus Supplement

Prospectus

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. In the event that the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriter has not, authorized any other person to provide you with different information. We are not, and the underwriter is not, making an offer to sell our securities in any jurisdiction in which the offer or sale is not permitted. None of us, the underwriter or any of our officers, directors, agents or representatives make any representation to you about the legality of an investment in our securities. You should not interpret the contents of this prospectus supplement or the accompanying prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our securities.

This prospectus supplement does not offer to sell, or ask for offers to buy, any of our securities in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement in those jurisdictions. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus supplement.

Unless the context of this prospectus supplement indicates otherwise, the terms “we,” “us,” “our,” the “Company” and “Flagstar” refer to Flagstar Bancorp, Inc. and our consolidated subsidiaries. We also refer to our wholly-owned subsidiary, Flagstar Bank, FSB, and Flagstar Capital Markets Corporation, its wholly-owned subsidiary, as the “Bank.”

Cautionary statement regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Examples of forward-looking statements include statements regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. Except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.

S-ii

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include:

•	General business and economic conditions, including unemployment rates, movements in interest rates, the slope of the yield curve, any increase in mortgage fraud and other criminal activity and the potential decline of housing prices in certain geographic markets, may significantly affect our business activities, loan losses, reserves and earnings;

•	Volatile interest rates that impact, amongst other things, (i) the mortgage banking business, (ii) our ability to originate loans and sell assets at a profit, (iii) prepayment speeds and (iv) our cost of funds, could adversely affect earnings, growth opportunities and our ability to pay dividends to stockholders;

•	Our ability to raise additional capital;

•	Competitive factors for loans could negatively impact gain on loan sale margins;

•	Competition from banking and non-banking companies for deposits and loans can affect our growth opportunities, earnings, gain on sale margins and our market share;

•	Changes in the regulation of financial services companies and government-sponsored housing enterprises, and in particular, declines in the liquidity of the mortgage loan secondary market, could adversely affect business;

•	Changes in regulatory capital requirements or an inability to achieve desired capital ratios could adversely affect our growth and earnings opportunities and our ability to originate certain types of loans, as well as our ability to sell certain types of assets for fair market value;

•	Factors concerning the implementation of proposed enhancements could result in slower implementation times than we anticipate and negate any competitive advantage that we may enjoy; and

•	Financial services reform legislation recently enacted into law by the President will, among other things, eliminate the Office of Thrift Supervision, tighten capital standards, create a new Bureau of Consumer Financial Protection and result in new laws and regulations that are expected to increase our costs of operations.

All of the above factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time, and it is not possible for our management to predict all such factors or to assess the effect of each such factor on our business.

Please also refer to “Risk Factors” herein, in the accompanying prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which are incorporated by reference into this prospectus supplement, for further information on these and other factors affecting us.

Although we believe that the assumptions underlying the forward-looking statements contained herein, in the accompanying prospectus and in the documents incorporated by reference herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, in the accompanying prospectus and in the documents incorporated by reference herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

S-iii

Prospectus supplement summary

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should read the prospectus supplement and the accompanying prospectus, including “Risk Factors,” and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement. Unless otherwise expressly stated or the context otherwise requires, all information in this prospectus supplement assumes that the underwriter does not exercise its option to purchase additional shares of our securities to cover over-allotments, if any.

Flagstar Bancorp, Inc.

We are a Michigan-based savings and loan holding company founded in 1993. Our business is primarily conducted through our principal subsidiary, the Bank, a federally chartered stock savings bank. At September 30, 2010, our total assets were $13.8 billion, making us the largest publicly held savings bank in the Midwest and one of the top 15 largest savings banks in the United States. We are considered a controlled company for NYSE purposes because MP Thrift Investments, L.P., or MP Thrift, held approximately 69.1% of our voting common stock as of September 30, 2010 and is expected to continue to hold at least 50% of our common stock following this offering and our concurrent common stock offering.

As a savings and loan holding company, we are subject to regulation, examination and supervision by the Office of Thrift Supervision, or the OTS, of the United States Department of the Treasury, or Treasury. The Bank is a member of the Federal Home Loan Bank of Indianapolis, or the FHLB, and is subject to regulation, examination and supervision by the OTS and the Federal Deposit Insurance Corporation, or the FDIC. The Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund, or the DIF.

We operate 162 banking centers (of which 27 are located in retail stores), including 113 located in Michigan, 22 located in Indiana and 27 located in Georgia. Through our banking centers, we gather deposits and offer a line of consumer and commercial financial products and services to individuals and small and middle market businesses. We also gather deposits on a nationwide basis through our website, www.FlagstarDirect.com, and provide deposit and cash management services to governmental units on a relationship basis throughout our markets. We leverage our banking centers and internet banking to cross sell other products to existing customers and increase our customer base. At September 30, 2010, we had a total of $8.6 billion in deposits, including $5.4 billion in retail deposits, $0.8 billion in government funds, $1.3 billion in wholesale deposits and $1.1 billion in company-controlled deposits.

We also operate 16 stand-alone home loan centers located in 13 states, which originate one-to-four family residential mortgage loans as part of our retail home lending business. These offices employ approximately 153 loan officers. We also originate retail loans through referrals from our 162 retail banking centers, consumer direct call center and our website, www.flagstar.com. Additionally, we have wholesale relationships with more than 2,400 mortgage brokers and nearly 1,000 correspondents, which are located in all 50 states and serviced by 132 account executives. The combination of our retail, broker and correspondent channels gives us broad access to customers across diverse geographies to originate, fulfill, sell and service our first mortgage loan products. Our servicing activities primarily include collecting cash for principal, interest and escrow payments from borrowers, and accounting for and remitting principal and interest payments to investors and escrow payments to third parties. We closed over $17.4 billion in mortgage originations in the first nine months of 2010. For the first six months of 2010, we were ranked by industry sources as the 12th largest mortgage originator with a market share of 1.5%.

Our earnings include net interest income from our retail banking activities, fee-based income from services we provide to our customers, and non-interest income from sales of residential mortgage loans to the secondary market, the servicing of loans for others and the sale of servicing rights related to mortgage loans serviced for others. Nearly all of our total loan production during the nine months ended September 30, 2010 represented mortgage loans that were collateralized by first or second mortgages on single-family residences and were eligible for sale through Fannie Mae, Freddie Mac and Ginnie Mae, or each an Agency or collectively the Agencies.

At September 30, 2010, we had 3,207 full-time equivalent salaried employees, of which 286 were account executives and loan officers.

Recent developments

Third quarter unaudited results

Results and significant items for third quarter 2010 were as follows:

Net loss applicable to holders of our common stock was $(22.6) million, or a loss of $(0.15) per share (diluted) based on average shares outstanding of 153,405,000, for the third quarter 2010, as compared to a net loss of $(97.0) million, or a loss of $(0.63) per share (diluted) based on average shares outstanding of 153,298,000, for the second quarter 2010. For the third quarter 2009, the net loss applicable to our common stock was $(298.2) million, or a loss of $(6.36) per share based on average shares outstanding of 46,853,000.

Net loss applicable to holders of our common stock was $(201.5) million, or $(1.57) per share (diluted) based on average shares outstanding of 128,411,000, for the nine months ended September 30, 2010, which equaled a 54% decrease as compared to a net loss of $(442.2) million, or $(16.58) per share (diluted) based on average shares outstanding of 26,678,000, during the nine months ended September 30, 2009.

Non-performing assets decreased to $1.1 billion at September 30, 2010, from $1.2 billion at both June 30, 2010 and September 30, 2009. This category of assets is comprised of non-performing loans (i.e., loans 90 days or more past due, and matured loans), real estate owned and net repurchased assets and excludes repurchased assets that are insured by the Federal Housing Agency, or FHA. The decline in non-performing assets reflects a reduction in the amount of non-performing loans.

Allowance for loan losses decreased to $474.0 million, which equaled 6.48% of loans held for investment and 52.0% of non-performing loans, at September 30, 2010, as compared to allowance for loan losses of $530.0 million, which equaled 7.20% of loans held for investment and 52.3% of non-performing loans, at June 30, 2010. At December 31, 2009, the allowance for loan loss was $524.0 million and equaled 6.79% of loans held for investment and 48.9% of non-performing loans. The decline in the allowance for loan losses resulted from the decline in the balance of delinquent loans in both residential first mortgage and commercial real estate loans during the third quarter 2010.

Non-performing commercial real estate mortgages decreased to $238.6 million at September 30, 2010, as compared to $324.9 million at June 30, 2010.

Non-performing residential first mortgage loans decreased 1.7%, to $651.9 million at September 30, 2010, as compared to $663.5 million at June 30, 2010. The decrease reflected reductions of $1.1 million in the 90-120 day delinquent category and $10.5 million in the over 120 day and matured delinquent loan categories.

The secondary marketing reserve, which reflects the estimate of losses that we expect to incur on loans that we sold or securitized in the secondary market, was $77.5 million at September 30, 2010, as compared to $76.0 million at June 30, 2010 and $66.0 million at December 31, 2009. For the third quarter 2010, we incurred a secondary marketing reserve provision expense of $13.0 million, as compared to $11.4 million in the second quarter 2010.

The Bank remained “well-capitalized” for regulatory purposes at September 30, 2010, with regulatory capital ratios of 9.12% for Tier 1 capital and 16.87% for total risk-based capital.

Gain on loan sales increased to $103.2 million for the third quarter 2010, as compared to $64.3 million for the second quarter 2010 and $104.4 million for the third quarter 2009, which reflects the increase in volume, through the increase in both interest rate lock commitments and loan production, and the increase in margin.

Gain on loan sales margins increased to 1.35% for the third quarter 2010, as compared to 1.22% for the second quarter 2010 and 1.37% for the third quarter 2009.

Mortgage rate lock commitments increased to $11.0 billion for the third quarter 2010, as compared to $8.3 billion for the second quarter 2010 and $8.7 billion during the third quarter 2009. Loan production, substantially comprised of agency-eligible residential first mortgage loans, increased to $7.6 billion for the third quarter 2010, as compared to $5.5 billion for the second quarter 2010 and $6.6 million in the third quarter 2009. For the nine months ended September 30, 2010, loan production was $17.4 billion, which is comprised of $9.9 billion originated in the correspondent channel, $6.0 billion originated in the broker channel and $1.4 billion originated in the retail channel.

Loans serviced for others increased to $52.3 billion with a weighted average servicing fee of 31.5 basis points at September 30, 2010, which was an increase from $50.4 billion with a weighted average servicing fee of 32.4 basis points at June 30, 2010 and a decrease from the $56.5 billion at December 31, 2009, with a weighted average servicing fee of 32.1 basis points

Net interest margin increased to 1.55% for the third quarter 2010 as compared to 1.53% for the second quarter 2010 and decreased slightly from 1.58% in the third quarter 2009. The increase from the second quarter 2010 reflects a 9 bps decrease in earning asset yields with average interest earning assets declining $0.4 billion, which was partially offset by a 15 bps decline in funding costs, with average interest bearing liabilities decreasing only $0.3 billion. The decline in funding costs is due primarily to reduced costs of retail deposits and reduced borrowings and rates associated with FHLB advances and the absence of any repurchase agreements for the third quarter 2010 as they were repaid during the second quarter 2010. In addition, several FHLB advances were restructured to better match funding maturities with asset maturities, maintain an asset sensitive balance sheet structure and obtain the benefit of the current lower interest rate environment. In that regard, a single advance otherwise due in 2011 was prepaid and seven other advances totaling $1.9 billion were restructured to extend maturities during which time the now-current interest rates would apply. As a result, the annual advance cost on the $1.9 billion of restructured advances was decreased by 123 bps.

Net interest income decreased to $41.1 million during the third quarter 2010, as compared to $42.4 million during the second quarter 2010 and $47.6 million during the third quarter 2009. The decrease from the second quarter 2010 reflected the decline in the average balances of interest-earning assets, including higher-yielding trading securities and loans held for investment, offset in part by the reduction in funding costs due to lower balances and average rates for FHLB advances.

Loan loss provisions declined to $51.4 million for the third quarter 2010, which is a 40% decrease from $86.0 million for the second quarter 2010 and $125.5 million for the third quarter 2009. The reduced loan loss provision expense during the third quarter 2010 reflects the decline in 90 day and over delinquencies on first mortgage loans held for investment between June 30, 2010 and September 30, 2010. Delinquent first mortgage loans (90 days and over) held for investment declined to $651.9 million at September 30, 2010 from $663.5 million at June 30, 2010. The decline in the provision for the third quarter 2010 also reflects the lower balance of non-performing commercial real estate loans, following charge-offs of $57.6 million, of such loans which were previously reserved for during prior quarters.

Non interest income increased to $144.9 million for the third quarter 2010, as compared to $100.3 million for the second quarter of 2010 and $66.2 million for the third quarter 2009, and included the following components:

•	Gain on loan sales increased to $103.2 million for the third quarter 2010, which is a 61% increase from $64.3 million for the second quarter 2010, reflecting both a 33% increase in interest rate locks on mortgage loans, to $11.0 billion in the third quarter 2010 from $8.3 billion in the second quarter 2010, and a 43% increase in residential mortgage loan sales, to $7.6 billion in the third quarter 2010 from $5.3 billion in the second quarter 2010;

•	Loan fees, which arise from the origination of residential mortgage loans, increased to $24.4 million for the third quarter 2010, which is a 21% increase from $20.2 million for the second quarter 2010. The increase in loan fees reflected a 38% increase in originations to $7.6 billion during the third quarter 2010, as compared to $5.5 billion during the second quarter 2010;

•	Net servicing revenue, which is the combination of net loan administration income and the related hedging effect of gain (loss) on trading securities, increased to $23.2 million during the third quarter 2010, which is a 55% increase from $15.0 million during the second quarter 2010; and

•	Other fees and charges were $(7.7) million for the third quarter 2010, as compared to $(6.5) million for the second quarter 2010, principally as the result of a $1.6 million increase in secondary market reserve provisions accrued for expected losses on loans repurchased from the secondary market.

Non interest expense increased to $152.5 million in the third quarter 2010, as compared to $149.0 million in the second quarter 2010 and decreased from $166.9 million in the third quarter 2009, and included the following components:

•	Compensation and benefits expense increased $5.6 million and commissions expense increased $3.0 million, reflecting the overall build out of the organization, an increase in employees handling the increased loan production workload and an increase in incentive pay associated with the heightened underwriting activity;

•	Asset resolution expenses, which are expenses associated with foreclosed property and repurchased assets, decreased to $34.2 million in the third quarter 2010, which is a 25% decrease from $45.4 million in the second quarter of 2010. The decline was principally due to the reduced provisions for possible losses on foreclosed property, to gains recognized on sales of certain foreclosed properties, and to reduced provisions for costs associated with repurchased FHA-insured loans;

•	Loss on the early extinguishment of debt during the third quarter 2010 arose from the prepayment of a $250.0 million advance from the FHLB with a 4.825% interest rate and due in September 2011; and

•	The re-valuation of our outstanding warrants at the end of the third quarter 2010 resulted in income of $1.4 million, as compared to income of $3.5 million at the end of the second quarter 2010. The change in value results from reduced expense anticipated in future years based upon the decline in the market price of the common stock since the end of the second quarter 2010.

Total assets were $13.8 billion at September 30, 2010, as compared to $13.7 billion at June 30, 2010 and $14.0 billion at December 31, 2009. The increase from the second quarter 2010 reflected an increase in loans available for sale partially offset by sales of trading securities and securities available for sale and the continued run-off of the Bank’s held-for-investment portfolio.

Retail deposits were $5.4 billion at September 30, 2010, as compared to $5.2 billion at June 30, 2010 and 5.5 billion at December 31, 2009. At September 30, 2010, the Bank had a collateralized $4.0 billion line of credit with the FHLB with $587.0 million of remaining capacity.

We have presented the financial information for the three and nine months ended September 30, 2010 based on our current financial statements, which have not been reviewed by Baker Tilly Virchow Krause LLP, our independent registered public accounting firm.

Potential dispositions of non-performing assets

We are committed to continuing to take actions to improve asset quality metrics. Our management believes that the proceeds of this offering and the concurrent common stock offering will provide us with sufficient additional capital to permit an acceleration of our loss mitigation strategies through efforts to aggressively reduce nonperforming assets. Our management is evaluating the potential disposition of our nonperforming residential mortgage loans, our performing troubled debt restructurings (“TDRs”), our collateralized mortgage obligations and our real estate owned, all of which are believed to be saleable in the current environment. If the results of this evaluation affirm the saleability of these assets, management may initiate efforts to dispose of these assets in a series of transactions commencing within a reasonable time following this offering and the concurrent common stock offering. Based on the range of pricing which we understand to be currently available in the market for such assets, ranging from 44% to 45% of book value for non-insured residential mortgage non-performing loans, 65% to 75% of book value for performing residential mortgage TDRs, 99% to 101% of book value for collateralized mortgage obligations and 85% to 95% of book value for residential real estate owned, we believe, if pursued, we would be able to execute a series of disposition transactions on acceptable terms. We have received a firm offer on $473 million of non-insured residential mortgage non-performing loans with a price of 44% of book value, which we are currently evaluating. However, any such disposition of assets is subject to the completion of this offering and the concurrent common stock offering, Board approval authorizing us to proceed with dispositions and the continued availability of acceptable pricing and other transaction terms. Accordingly, there can be no assurance that we will enter into agreements for or consummate any such transactions, and it is possible that we may hold all such assets to their maturity or contemplate other dispositions in the normal course of business.

The illustrative ratios below assume the completion, as of September 30, 2010, of (i) this offering (assuming no exercise of the underwriter’s over-allotment option), after deducting underwriter’s discounts and commissions and estimated offering expenses, (ii) the concurrent common stock offering (assuming no exercise of the underwriter’s over-allotment option), after deducting underwriter’s discounts and commissions and estimated offering expenses and (iii) a sale of $560 million of non-insured residential mortgage non-performing loans, $417 million of residential performing TDRs, $348 million of collateralized mortgage obligations, and $94 million residential real estate owned at the midpoint of the indicative price ranges set forth above. As of September 30, 2010, we had reserves relating to non-insured residential mortgage non-performing loans of $160 million and reserves relating to residential performing TDRs of $32 million. The amounts listed above represent all of our non-insured residential mortgage non-performing loans, residential performing TDRs, collateralized mortgage obligations and residential real estate owned as of September 30, 2010, which amounts fluctuate over time in the ordinary course. The amounts assume proceeds from the sale of assets are applied to cash and the expected repayment of $450 million of certificates of deposit pursuant to short term contractual maturities.

	Actual	Pro forma(8)

Core capital ratio(1)	9.1%	10.1%
Tier 1 risk-based capital ratio(2)	15.6%	18.8%
Tier 1 common ratio(3)	9.5%	12.0%
Tangible common equity-to-total assets(4) (consolidated)	5.9%	6.8%
Texas ratio (NPA)(5)	70.4%	32.2%
Texas ratio (SNL)(6)	123.6%	43.3%
Non-performing assets(7)-to-total assets	8.2%	3.6%

(1)	Calculated as Tier 1 capital divided by adjusted total assets.

(2)	Calculated as Tier 1 capital divided by risk weighted assets.

(3)	Calculated as Tier 1 capital less perpetual preferred stock, qualifying minority interest in subsidiaries and qualifying trust preferred securities divided by risk weighted assets.

(4)	Calculated as Tier 1 capital less perpetual preferred stock divided by total assets.

(5)	Calculated as non-performing loans plus real estate owned and uninsured repurchased assets divided by Tier 1 capital and general reserves.

(6)	Calculated as non-performing loans, including performing TDRs, plus real estate owned and uninsured repurchased assets divided by common equity and loan loss reserves.

(7)	Non-performing assets equals non-performing loans plus real estate owned and uninsured repurchased assets.

(8)	Calculated using the midpoint of the range of pricing disclosed above.

Corporate information

Our principal executive office is located at 5151 Corporate Drive, Troy, Michigan 48098. Our telephone number is (248) 312-2000. Our website address is www.flagstar.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or any other document we file with or furnish to the Securities and Exchange Commission, or the SEC.

The offering

For a more complete description of the terms of the common stock issuable upon conversion of the convertible preferred stock being offered by this prospectus supplement and the accompanying prospectus, see “Description of Our Capital Stock” in the accompanying prospectus.

Issuer	Flagstar Bancorp, Inc., a Michigan corporation.

Securities offered	13,500,000 shares of convertible preferred stock.

270,000,000 shares of common stock issuable upon conversion of the convertible preferred stock.

Common stock outstanding after this offering and the concurrent common stock offering[1]	263,572,390 shares.

Convertible preferred stock outstanding after this offering	13,500,000 shares of convertible preferred stock.

Concurrent common stock offering	Concurrently with this offering, we are offering 110,000,000 shares of our common stock (or a total of 115,655,000 shares if the underwriter in that offering exercises its option to purchase additional shares in full) in an underwritten offering pursuant to a separate prospectus supplement. This offering is contingent on the completion of the concurrent common stock offering, and the concurrent common stock offering is contingent on the completion of this offering.

Purchase by our affiliate	MP Thrift, our controlling stockholder, may participate in the purchase of the convertible preferred stock and common stock. To the extent that it or any of our other affiliates elects to purchase convertible preferred stock in this offering or common stock in the concurrent common stock offering, such affiliates will not be permitted to participate in the pricing of the securities. MP Thrift held approximately 69.1% of our voting common stock as of September 30, 2010 and is expected to continue to hold at least 50% of our common stock following this offering and our concurrent common stock offering.

1 Based on 153,572,390 shares outstanding on October 27, 2010. Unless otherwise indicated, the number of outstanding shares in this prospectus supplement excludes, as of October 27, 2010: 6,451,379 shares issuable upon exercise of a warrant to purchase common stock held by Treasury, or the Treasury Warrant, 1,377,814 shares issuable upon warrants to purchase common stock held by other investors, or the Investor Warrants, 2,209,236 shares underlying awards granted under our 2006 Equity Incentive Plan, 283,845,000 shares issuable upon conversion of the convertible preferred securities including 13,845,000 shares issuable upon conversion of the convertible preferred securities issued pursuant to the exercise of the underwriters’ over-allotment option and 5,655,000 shares issuable pursuant to the exercise of the underwriter’s over-allotment option in respect of the concurrent common stock offering.

Closing conditions	This offering is contingent upon a number of closing conditions, including, but not limited to, the completion of the concurrent common stock offering.

Use of proceeds	Our net proceeds from this offering and the concurrent common stock offering will be approximately $367.3 million, or approximately $385.8 million if the underwriter exercises its overallotment option in full, in each case after deducting underwriter’s discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds of this offering and the concurrent common stock offering for general corporate purposes, including potential disposition of non-performing assets or potential restructuring of the balance sheet.

Dividend payment dates	February 15 and August 15 of each year.

Notwithstanding the foregoing and for the avoidance of doubt, prior to the approval deadline described below, on the same date that we pay any dividend or distribution on shares of our common stock (irrespective of whether such date is a dividend payment date as defined above), we will pay a corresponding dividend or distribution, on an as-converted basis, to holders of the convertible preferred stock, which date will be considered a “dividend payment date.”

Dividend period	The period from and including any dividend payment date (or, if a dividend payment date has not occurred, the date of original issuance of the convertible preferred stock) to, but excluding, the immediately succeeding dividend payment date.

Liquidation preference	$20.00 per share of convertible preferred stock.

In the event of our liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of convertible preferred stock will be entitled to receive for each share of convertible preferred stock, out of our assets or proceeds thereof (whether capital or surplus) available for distribution to our stockholders, subject to the rights of any of our creditors and the rights of the holders of our Series C preferred stock, before any distribution of such assets or proceeds is made to or set aside for the holders of our common stock or other stock of ours ranking junior to the convertible preferred stock as to such distribution, payment in full in an amount equal to the sum of (x) the liquidation amount per share of convertible preferred stock and (y) the amount of any unpaid dividends, whether or not declared, accrued from, and including, the immediately preceding dividend payment date to, but excluding, the date of payment, or such amounts collectively, the liquidation preference.

If in any distribution described in the immediately preceding paragraph, our assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of convertible preferred stock and the corresponding amounts payable with respect to any other of our stock ranking equally with the convertible preferred stock as to such distribution, then holders of convertible preferred stock and the holders of such other stock will share ratably (based on the relative liquidation preference of the convertible preferred stock and such other stock) in any such distribution in proportion to the full respective distributions to which they are entitled.

If the liquidation preference has been paid in full to all holders of convertible preferred stock and the corresponding amounts payable with respect to any other stock of ours ranking equally with the convertible preferred stock as to such distribution have been paid in full, the holders of our other stock will be entitled to receive all remaining of our assets (or proceeds thereof) according to their respective rights and preferences; provided that if the amount of such assets or proceeds to be distributed with respect to a number of shares of our common stock equal to the then-current conversion rate, which we refer to as the as-converted liquidation amount, exceeds the liquidation preference, then holders of convertible preferred stock will be entitled to receive, for each share of convertible preferred stock, an additional amount, which we refer to as the liquidation participation amount, out of such assets or proceeds such that the as-converted liquidation amount equals the sum of the liquidation preference plus the liquidation participation amount, after making appropriate adjustment such that the holders of convertible preferred stock receive the same amount on an as-converted basis as the holders of a number of shares of our common stock equal to the then-current conversion rate.

See “Description of the Capital Stock—Convertible Preferred Stock—Liquidation preference” in this prospectus supplement.

Ranking of convertible preferred stock	With respect to the payment of any dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the convertible preferred stock will rank:

• senior to “junior stock,” meaning our common stock and any other class or series of our stock now existing or hereafter authorized over which the convertible preferred stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of our affairs;

• equally with “parity stock,” if any, meaning any other class or series of our stock hereafter authorized that ranks on par with the convertible preferred stock in the payment of dividends and in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of our affairs; and

• junior to “senior stock,” meaning any class or series of our stock, including our Series C preferred stock, now existing or hereafter authorized which has preference or priority over the convertible preferred stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary dissolution or winding up of our affairs. The convertible preferred stock will rank junior in payment to our junior subordinated notes issued in connection with the issuance of trust preferred securities issued by certain of our affiliates, the related trust preferred securities and our existing and future debt obligations. On October 27, 2010, $240,000,000 aggregate liquidation preference of trust preferred securities and 266,657 shares (or $266,657,000 aggregate liquidation preference) of the Series C preferred stock were outstanding.

Stockholder approval	We have agreed to use our best efforts to hold a special meeting of our stockholders as soon as practicable, but not later than December 27, 2010, which is 60 days after the date of this prospectus supplement, or the approval deadline, at which we will seek to obtain the requisite stockholder approval by holders of more than a majority of our common stock of an amendment to our amended and restated articles of incorporation to increase the number of authorized shares of our common stock to a number at least sufficient to permit the full conversion of the convertible preferred stock into shares of our common stock. We intend to ask our stockholders to authorize the issuance of 300,000,000 additional shares of common stock for purposes of the conversion of the convertible preferred stock, as well as an additional 100,000,000 additional shares of common stock to provide future flexibility. If we fail to obtain such stockholder approval by the approval deadline, we have agreed that we will continue to seek to obtain such approval at least as frequently as every six months thereafter until approval has been obtained. MP Thrift currently owns approximately 69.1% of our outstanding common stock and has indicated that it intends to vote in favor of the proposal.

We refer to the amendment to our amended and restated articles of incorporation to increase our authorized common stock as provided above as the “common stock amendment,” and the first stockholders’ meeting following the completion of this offering at which we seek to obtain approval of the common stock amendment as the “initial stockholder meeting.”

Mandatory Conversion	On the first business day following the date on which shareholder approval has been obtained:

• the convertible preferred stock will automatically convert into shares of our common stock at a conversion rate, subject to adjustment, of 20 shares of our common stock for each share of convertible preferred stock, or the conversion rate, with cash being paid for fractional shares; and

• all shares of our convertible preferred stock will cease to exist and will resume the status of authorized and unissued shares of our preferred stock, and all other rights of the holders of such shares of convertible preferred stock will terminate.

Dividends	Dividends payable on the convertible preferred stock are non-cumulative. If neither our board of directors nor any duly authorized committee thereof declares a dividend on our convertible preferred stock in respect of a dividend period, no dividend will accrue, and we will have no obligation to pay, and holders will have no right to receive, a dividend for such dividend period.

From, and including, the first original issuance date of the convertible preferred stock to, but excluding, the approval deadline, our board of directors (or a duly authorized committee thereof) may not declare or pay any dividend or make any distribution (including, but not limited to, regular quarterly dividends) in respect of our common stock, whether payable in cash, securities or any other form of property or assets, unless our board of directors (or a duly authorized committee thereof) declares and pays to the holders of the convertible preferred stock, at the same time (irrespective of whether or not such time is a dividend payment date) and on the same terms as holders of our common stock, a dividend per share of convertible preferred stock equal to the product of (i) any dividend or distribution, as applicable, declared and paid or made in respect of each share of our common stock and (ii) the then-current conversion rate of the convertible preferred stock.

For each dividend period from, and including, the approval deadline, non-cumulative cash dividends will be payable on the convertible preferred stock in an amount equal to the greater of (i) the as-converted dividend amount and (ii) the alternate dividend amount (each as defined below).

The “as-converted dividend amount” means, with respect to any dividend period, the product of (i) the pro forma per share quarterly common stock dividend derived by (x) annualizing the last quarterly cash dividend declared during such dividend period on our common stock and (y) dividing such annualized dividend by four and (ii) the then-current conversion rate; provided that for any such dividend period during which no quarterly cash dividend has been declared on our common stock, the as-converted dividend amount will be deemed to be $0.00.

The “alternate dividend amount” means an amount equal to the product of (i) the liquidation amount of the convertible preferred stock and (ii) a per annum rate of 15%.

Dividend stopper	Subject to certain exceptions as described under “Description of capital stock—Convertible Preferred Stock—Dividends—Dividend stopper” in this prospectus supplement, so long as the convertible preferred stock remains outstanding:

• no dividend or distribution will be declared or paid on our common stock or any other shares of junior stock (as defined below) (other than dividends payable on junior stock other than our common stock solely in shares of our common stock) or parity stock (as defined below); and

• no common stock, junior stock or parity stock will be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries;

unless, in each case, full dividends on all outstanding shares of the convertible preferred stock have been paid or declared and set aside for payment in respect of the most recently completed dividend period.

Voting rights	Each share of convertible preferred stock will entitle the holder thereof to a number of votes equal to the number of shares of our common stock into which such share of preferred stock is then convertible as of the record date for the vote or consent on all matters submitted to a vote of our stockholders, except for the common stock amendment, unless required by applicable law.

Except as otherwise provided in the certificate of designations for the convertible preferred stock, in our amended and restated articles of incorporation or by applicable law, the holders of shares of convertible preferred stock and the holders of shares of our common stock will vote together as one class on all matters submitted to a stockholder vote, except the common stock amendment.

Subject to certain conditions, whenever, at any time or times, from and including the approval deadline, dividends payable on the convertible preferred stock have not been paid for an aggregate of three semi-annual dividend periods (or their equivalent) or more, whether or not consecutive, or a nonpayment, the authorized number of directors of our board of directors will automatically be increased by two and the holders of the convertible preferred stock will have the right, with holders of shares of any one or more other classes or series of voting parity stock (as defined below) outstanding at the time, voting together as a class (and with voting rights allocated pro rata based on the liquidation amount of each such class or series), to elect two directors to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of our stockholders until full dividends have been paid on the convertible preferred stock following a nonpayment for at least two semi-annual consecutive dividend periods, at which time such right will terminate, subject to revesting in the event of each and every subsequent nonpayment.

“Voting parity stock” means, with regard to any matter on which the holders of convertible preferred stock are entitled to vote as specified in the certificate of designations, any and all series of parity stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

The vote or consent of the holders of at least 66 2/3% of the shares of convertible preferred stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating certain corporate actions, including, but not limited to, the issuance of securities ranking senior to the convertible preferred stock, any adverse amendment to the certificate of designations for the convertible preferred stock, certain share exchanges, reclassifications, mergers and consolidations, and consolidations that are potentially adverse to the convertible preferred stock holders.

See “Description of capital stock—Convertible preferred stock—Voting rights” in this prospectus supplement.

Redemption	The convertible preferred stock is not redeemable at our option at any time.

Repurchase	The convertible preferred stock is not subject to repurchase at the option of holders at any time.

Preemptive rights	The holders of the convertible preferred stock do not have any preemptive rights.

Listing	Our common stock is listed for trading on the New York Stock Exchange (the “NYSE”) under the symbol “FBC.” We have applied to list the convertible preferred stock on the NYSE under the symbol “FBC PR.” If the convertible preferred stock is approved for listing, trading on the NYSE is expected to begin within 30 days of the initial delivery of the convertible preferred stock.

Risk factors

See “Risk Factors” in this prospectus supplement and the accompanying prospectus and “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as the same may be updated from time to time by filings under the Exchange Act that we incorporate by reference herein and in the accompanying prospectus, for a discussion of or reference to important factors you should consider carefully in deciding whether to invest in our securities.

Summary selected consolidated financial information

The following table sets forth summary historical consolidated financial information at or for years ended December 31, 2009, 2008, 2007, 2006 and 2005 (which has been derived from, and is qualified by reference to, our audited consolidated financial statements and related notes), and as of and for the nine months ended September 30, 2010 and 2009. You should read the following selected consolidated financial information in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to those financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which have been filed with the SEC and are incorporated by reference into this prospectus supplement.

	For the nine months
(dollars in thousands except	ended September 30		For the years ended December 31,
per share data)	2010	2009	2009	2008	2007	2006	2005

Summary of Consolidated Statements of Operations
Interest Income	$379,445	$539,933	$689,338	$777,997	$905,509	$800,866	$708,663
Interest Expense	258,242	375,593	477,798	555,472	695,631	585,919	462,393
Net Interest Income	121,203	164,340	211,540	222,525	209,878	214,947	246,270
Provision for Loan Losses	(200,978)	(409,420)	(504,370)	(343,963)	(88,297)	(25,450)	(18,876)
Net Interest (Loss) Income After Provision for Loan Losses	(79,775)	(245,080)	(292,830)	(121,438)	121,581	189,497	227,394
Non-Interest Income	317,217	391,728	523,286	130,123	117,115	202,161	159,448
Non-Interest Expense	424,875	521,392	672,126	432,052	297,510	275,637	262,887
(Loss) Earnings Before Federal Income Tax Provision	(187,433)	(374,744)	(441,670)	(423,367)	(58,814)	116,021	123,955
Provision (Benefit) for Federal Income Taxes	—	55,008	55,008	(147,960)	(19,589)	40,819	44,090
Net (Loss) Earnings	(187,433)	(429,752	(496,678)	(275,407)	(39,225)	75,202	79,865
Preferred Stock Dividends/Accretion	(14,059)	(12,464)	(17,124)	—	—	—	—
Net (Loss) Earnings Attributable to Common Stock	$(201,492)	$(442,216)	$(513,802)	$(275,407)	$(39,225)	$75,202	$79,865
(Loss) Earnings Per Share(3)
Basic	$(1.57)	$(16.58)	$(16.17)	$(38.17)	$(6.41)	$11.84	$12.85
Diluted	$(1.57)	$(16.58)	$(16.17)	$(38.17)	$(6.37)	$11.69	$12.48
Dividends Per Common Share(3)	$—	$—	$—	$—	$3.50	$6.00	$9.00
Dividend Payout Ratio	—	—	—	—	N/M	51%	70%

	As of the nine months
(dollars in thousands except per share data and	ended September 30				As of the years ended December 31,
percentages)	2010		2009		2009		2008		2007		2006	2005

Summary of Consolidated Statements of Financial Condition
Total Assets	$13,836,573		$14,820,815		$14,013,331		$14,203,657		$15,791,095		$15,497,205	$15,075,430
Mortgage-Backed Securities Held to Maturity	—		—		—		—		1,255,431		1,565,420	1,414,986
Loans Receivable, net	8,781,322		9,676,375		9,684,412		10,566,801		11,645,707		12,128,480	12,349,865
Mortgage Servicing Rights	447,023		567,800		652,374		520,763		413,986		173,288	315,678
Total Deposits	8,561,943		8,533,968		8,778,469		7,841,005		8,236,744		7,623,488	8,521,756
FHLB Advances	3,400,000		4,800,000		3,900,000		5,200,000		6,301,000		5,407,000	4,225,000
Security Repurchase Agreements	—		108,000		108,000		108,000		108,000		990,806	1,060,097
Long-term Debt	248,610		300,182		300,182		248,660		248,685		207,472	207,497
Stockholders’ Equity(1)	1,060,729		667,597		596,724		472,293		692,978		812,234	771,883
Other Financial and Statistical Data
Tangible Capital Ratio	9.12%		6.39%		6.19%		4.95%		5.78%		6.37%	6.26%
Core Capital Ratio	9.12%		6.39%		6.19%		4.95%(2)		5.78%		6.37%	6.26%
Total Risk-Based Capital Ratio	16.87%		12.06%		11.68%		9.10%(2)		10.66%		11.55%	11.09%
Equity-to-Assets Ratio (at the end of the period)	7.67%		4.50%		4.26%		3.33%		4.39%		5.24%	5.12%
Equity-to-Assets Ratio (average for the period)	7.14%		5.43%		5.15%		4.83%		4.48%		5.29%	5.07%
Book Value Per Share(3)	$5.30		$9.07		$7.53		$56.48		$115.00		$127.70	$122.10
Shares Outstanding(3)	153,513		46,853		46,877		8,363		6,027		6,361	6,321
Average Shares Outstanding(3)	128,411		46,853		31,766		7,215		6,115		6,3,50	6,213
Mortgage Loans Originated or Purchased	$17,396,195		$25,405,969		$32,330,658		$27,990,118		$25,711,438		$18,966,354	$28,244,561
Other Loans Originated or Purchased	26,958		57,220		44,443		316,471		981,762		1,241,588	1,706,246
Loans Sold and Securitized	17,893,675		25,183,401		32,326,643		27,787,884		24,255,114		16,370,925	23,451,430
Mortgage Loans Serviced for Others	52,287,204		53,159,885		56,521,902		55,870,207		32,487,337		15,032,504	29,648,088
Capitalized Value of Mortgage Servicing Rights	0.85%		1.06%		1.15%		0.93%		1.27%		1.15%	1.06%
Interest Rate Spread-Consolidated	1.47%		1.49%		1.54%		1.71%		1.33%		1.42%	1.74%
Net Interest Margin-Consolidated	1.41%		1.56%		1.55%		1.67%		1.40%		1.54%	1.82%
Interest Rate Spread-Bank Only	1.50%		1.53%		1.58%		1.76%		1.39%		1.41%	1.68%
Net Interest Margin-Bank Only	1.50%		1.65%		1.65%		1.78%		1.50%		1.63%	1.88%
Return on Average Assets	(1.92%	)	(3.65%	)	(3.24%	)	(1.83%	)	(0.24%	)	0.49%	0.54%
Return on Average Equity	(26.85%	)	(67.44%	)	(62.87%	)	(37.66%	)	(5.14%	)	9.42%	10.66%
Efficiency Ratio	96.9%		93.8%		91.5%		122.5%		91.0%		66.1%	64.8%
Net Charge Off Ratio	4.53%		3.96%		4.20%		0.79%		0.38%		0.20%	0.16%
Ratio of Allowance to Investment Loans	6.48%		6.79%		6.79%		4.14%		1.28%		0.51%	0.37%
Ratio of Non-Performing Assets to Total Assets	8.25%		8.44%		9.25%		5.97%		1.91%		1.03%	0.98%
Ratio of Allowance to Non-Performing Loans	52.0%		50.0%		48.9%		52.1%		52.8%		80.2%	60.7%
Number of Banking Centers	162		176		165		175		164		151	137
Number of Home Loan Centers	27		42		23		104		143		76	101

(1)	Includes preferred stock totaling $243,781 for 2009, no other year includes preferred stock.

(2)	On January 30, 2009, we raised additional capital amounting to $523 million through a private placement and the Troubled Asset Relief Program (“TARP”) Capital Purchase Program. As a result of the capital received, the OTS provided the Bank with written notification that the Bank’s capital category at December 31, 2008, remained “well capitalized.”

(3)	Restated for a one-for-ten reverse stock split announced and effective on May 27, 2010.

Note: N/M—not meaningful.

Risk factors

Investing in the offered securities described in this prospectus supplement involves risks, many of which are beyond our control. You should carefully consider the risks discussed herein and in the accompanying prospectus and in the other documents incorporated by reference herein and therein. In addition, you should carefully consider all of the other information included herein and in the accompanying prospectus or incorporated by reference into herein or therein, including our financial statements and related notes, in evaluating an investment in our securities. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

Risks related to our company

Market, interest rate and liquidity risk

Our business has been and may continue to be adversely affected by conditions in the global financial markets and economic conditions generally.

The financial services industry has been materially and adversely affected by significant declines in the values of nearly all asset classes and by a significant and prolonged period of negative economic conditions. This was initially triggered by declines in the values of subprime mortgages, but spread to virtually all mortgage and real estate asset classes, to leveraged bank loans and to nearly all asset classes. The United States economy has continued to be adversely affected by these events as shown by increased unemployment across most industries, increased delinquencies and defaults on loans. There is also evidence of “strategic defaults” on loans, which are characterized by borrowers that appear to have the financial means to satisfy the required mortgage payments as they come due but choose not to do so because the value of the assets securing their debts (such as the value of a house securing a residential mortgage) may have declined below the amount of the debt itself. Further, there are several states, such as California, in which many residential mortgages are effectively non-recourse in nature or in which statutes or regulations cause collection efforts to be unduly difficult or expensive to pursue. There are also a multitude of commercial real estate loans throughout the United States that are soon to mature, and declines in commercial real estate values nationwide could prevent refinancing of the debt and thereby result in an increase in delinquencies, foreclosures and nonperforming loans, as well as further reductions in asset values. The decline in asset values to date has resulted in considerable losses to secured lenders, such as the Bank, that historically have been able to rely on the underlying collateral value of their loans to be minimize or eliminate losses. There can be no assurance that property values will stabilize or improve and if they continue to decline, there can be no assurance that the Bank will not continue to incur significant credit losses.

Prior market conditions have also led to the failure or merger of a number of the largest financial institutions in the United States and global marketplaces and could recur. Financial institution failures or near-failures have resulted in further losses as a consequence of defaults on securities issued by them and defaults under bilateral derivatives and other contracts entered into with such entities as counterparties. Furthermore, declining asset values, defaults on mortgages and consumer loans, and the lack of market and investor confidence, as well as other factors, have all combined to increase credit default swap spreads, cause rating agencies to lower credit ratings, and otherwise increase the cost and decrease the availability of liquidity, despite very significant declines in central bank borrowing rates and other government actions.

Banks and other lenders have suffered significant losses and often have become reluctant to lend, even on a secured basis, due to the increased risk of default and the impact of declining asset values on the value of collateral.

In response to market conditions, governments, regulators and central banks in the United States and worldwide took numerous steps to increase liquidity and restore investor confidence but asset values have continued to decline and access to liquidity remains very limited.

Overall, during fiscal 2010 and for the foreseeable future, the business environment has been extremely adverse for our business and there can be no assurance that these conditions will improve in the near term. Until they do, we expect our results of operations to be adversely affected.

If we cannot effectively manage the impact of the volatility of interest rates our earnings could be adversely affected.

Our main objective in managing interest rate risk is to maximize the benefit and minimize the adverse effect of changes in interest rates on our earnings over an extended period of time. In managing these risks, we look at, among other things, yield curves and hedging strategies. As such, our interest rate risk management strategies may result in significant earnings volatility in the short term because the market value of our assets and related hedges may be significantly impacted either positively or negatively by unanticipated variations in interest rates. In particular, our portfolio of mortgage servicing rights and our mortgage banking pipeline are highly sensitive to movements in interest rates.

Our profitability depends in substantial part on our net interest margin, which is the difference between the rates we receive on loans made to others and investments and the rates we pay for deposits and other sources of funds. Our profitability also depends in substantial part on the volume of loan originations and the related fees received from our mortgage banking operations. Our net interest margin and our volume of mortgage originations will depend on many factors that are partly or entirely outside our control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Historically, net interest margin and the mortgage origination volumes for the Bank and for other financial institutions have widened and narrowed in response to these and other factors. Also, our volume of mortgage originations will also depend on the mortgage qualification standards imposed by the Agencies such that if their standards are tightened, our origination volume could be reduced. Our goal has been to structure our asset and liability management strategies to maximize the benefit of changes in market interest rates on our net interest margin and revenues related to mortgage origination volume. However, a sudden or significant change in prevailing interest rates may have a material adverse effect on our operating results.

There exists a natural counterbalance of our loan production and servicing operations. Increasing long-term interest rates may decrease our mortgage loan originations and sales. Generally, the volume of mortgage loan originations is inversely related to the level of long-term interest rates which is directly related to the value of our servicing operations. During periods of low long-term interest rates, a significant number of our customers may elect to refinance their mortgages (i.e., pay off their existing higher rate mortgage loans with new mortgage loans obtained at lower interest rates). Our profitability levels and those of others in the mortgage banking industry have generally been strongest during periods of low and/or declining interest rates, as we have historically been able to sell the resulting increased volume of loans into the secondary market at a gain. We have also benefited from periods of wide spreads between short- and long-term interest rates. During much of 2010, the interest rate environment was quite favorable for mortgage loan originations and sales, in large part due to government intervention through the purchase of mortgage-backed securities that facilitated a low-rate interest rate environment for the residential mortgage market. In addition, there were wide spreads between short- and long-term interest rates for much of 2010, resulting in higher profit margins on loan sales than in prior periods. These conditions may not continue and a change in these conditions could have a material adverse effect on our operating results.

When interest rates fluctuate, repricing risks arise from the timing difference in the maturity and/or repricing of assets, liabilities and off-balance sheet positions. While such repricing mismatches are fundamental to our business, they can expose us to fluctuations in income and economic value as interest rates vary. Our interest rate risk management strategies do not completely eliminate repricing risk.

A significant number of our depositors are believed to be rate sensitive. Because of the interest rate sensitivity of these depositors, there is no guarantee that in a changing interest rate environment we will be able to retain all funds in these accounts.

Current and further deterioration in the housing market, as well as the number of programs that have been introduced to address the situation by government agencies and government sponsored enterprises, may lead to increased costs to service loans which could affect our margins or impair the value of our mortgage servicing rights.

The housing and the residential mortgage markets have experienced a variety of difficulties and changed economic conditions. In response, federal and state government, as well as the Agencies, have developed a number of programs and instituted a number of requirements on servicers in an effort to limit foreclosures and, in the case of the Agencies, to minimize losses on loans that they guarantee or own. These additional programs and requirements may increase operating expenses or otherwise change the costs associated with servicing loans for others, which may result in lower margins or an impairment in the expected value of our mortgage servicing rights.

Current and further deterioration in the housing and commercial real estate markets may lead to increased loss severities and further increases in delinquencies and non-performing assets in our loan portfolios. Consequently, our allowance for loan losses may not be adequate to cover actual losses, and we may be required to materially increase our reserves.

Approximately 61.4% of our loans held for investment portfolio as of September 30, 2010 were comprised of loans collateralized by real estate in which we were in the first lien position. A significant source of risk arises from the possibility that we could sustain losses because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The underwriting and credit monitoring policies and procedures that we have adopted to address this risk may not prevent unexpected losses that could have an adverse effect on our business, financial condition, results of operations, cash flows and prospects. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond our ability to predict, influence or control.

As with most lending institutions, we maintain an allowance for loan losses to provide for probable and inherent losses in our loans held for our investment portfolio. Our allowance for loan losses may not be adequate to cover actual credit losses, and future provisions for credit losses could adversely affect our business, financial condition, results of operations, cash flows and prospects. The allowance for loan losses reflects management’s estimate of the probable and inherent losses in our portfolio of loans at the relevant statement of financial condition date. Our allowance for loan losses is based on prior experience as well as an evaluation of the risks in the current portfolio, composition and growth of the portfolio and economic factors. The determination of an appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates. Moreover, our regulators may require revisions to our allowance for loan losses, which may have an adverse effect on our earnings and financial condition.

Recently, the housing and the residential mortgage markets have experienced a variety of difficulties and changed economic conditions. If market conditions continue to deteriorate, they may lead to additional valuation adjustments on our loan portfolios and real estate owned as we continue to reassess the market value of our loan portfolio, the loss severities of loans in default, and the net realizable value of real estate owned.

If market conditions remain poor or further deteriorate, they may lead to additional valuation adjustments on our loan portfolios and real estate owned as we continue to reassess the fair value of our non-performing assets, the loss severities of loans in default, and the fair value of real estate owned. We also may realize additional losses in connection with our disposition of non-performing assets. Poor economic conditions could result in decreased demand for residential housing, which, in turn, could adversely affect the value of residential properties. A sustained weak economy could also result in higher levels of non-performing loans in other categories, such as commercial and industrial loans, which may result in additional losses. Management continually monitors market conditions and economic factors throughout our footprint for indications of change in other markets. If these economic conditions and market factors negatively and/or disproportionately affect our loans, then we could see a sharp increase in our total net-charge offs and also be required to significantly increase our allowance for loan losses. Any further increase in our non-performing assets and related increases in our provision expense for losses on loans could negatively affect our business and could have a material adverse effect on our capital, financial condition and results of operations.

Changes in the fair value or ratings downgrades of our securities may reduce our stockholders’ equity, net earnings or regulatory capital ratios.

At September 30, 2010, $0.5 billion of our securities were classified as available-for-sale. The estimated fair value of our available-for-sale securities portfolio may increase or decrease depending on market conditions. Our securities portfolio is comprised primarily of fixed rate securities. We increase or decrease stockholders’ equity by the amount of the change in the unrealized gain or loss (difference between the estimated fair value and the amortized cost) of our available-for-sale securities portfolio, net of the related tax benefit, under the category of accumulated other comprehensive income/loss. Therefore, a decline in the estimated fair value of this portfolio will result in a decline in reported stockholders’ equity, as well as book value per common share and tangible book value per common share. This decrease will occur even though the securities are not sold. In the case of debt securities, if these securities are never sold, the decrease may be recovered over the life of the securities.

We conduct a periodic review and evaluation of the securities portfolio to determine if the decline in the fair value of any security below its cost basis is other-than-temporary. Factors which we consider in our analysis include, but are not limited to, the severity and duration of the decline in fair value of the security, the financial condition and near-term prospects of the issuer, whether the decline appears to be related to issuer conditions or general market or industry conditions, our intent and ability to retain the security for a period of time sufficient to allow for any anticipated recovery in fair value and the likelihood of any near-term fair value recovery. We generally view changes in fair value caused by changes in interest rates as temporary, which is consistent with our experience. If we deem such decline to be other-than-temporary related to credit losses, the security is written down to a new cost basis and the resulting loss is charged to earnings as a component of non-interest income.

We have, in the past, recorded other-than-temporary impairment, or OTTI, charges. We continue to monitor our securities portfolio as part of our ongoing OTTI evaluation process. No assurance can be given that we will not need to recognize OTTI charges related to securities in the future.

The capital that we are required to hold for regulatory purposes is impacted by, among other things, the securities ratings. Therefore, ratings downgrades on our securities may have a material adverse effect on our risk-based regulatory capital.

Certain hedging strategies that we use to manage our investment in mortgage servicing rights may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

We invest in mortgage servicing rights to support our mortgage banking strategies and to deploy capital at acceptable returns. The value of these assets and the income they provide tend to be counter-cyclical to the changes in production volumes and gain on sale of loans that result from changes in interest rates. We also enter into derivatives to hedge our mortgage servicing rights to offset changes in fair value resulting from the actual or anticipated changes in prepayments and changing interest rate environments. The primary risk associated with mortgage servicing rights is that they will lose a substantial portion of their value as a result of higher than anticipated prepayments occasioned by declining interest rates. Conversely, these assets generally increase in value in a rising interest rate environment to the extent that prepayments are slower than anticipated. Our hedging strategies are highly susceptible to prepayment risk, basis risk, market volatility and changes in the shape of the yield curve, among other factors. In addition, our hedging strategies rely on assumptions and projections regarding our assets and general market factors. If these assumptions and projections prove to be incorrect or our hedging strategies do not adequately mitigate the impact of changes in interest rates or prepayment speeds, we may incur losses that would adversely impact our earnings.

Our ability to borrow funds, maintain or increase deposits or raise capital could be limited, which could adversely affect our liquidity and earnings.

Our access to external sources of financing, including deposits, as well as the cost of that financing, is dependent on various factors including regulatory restrictions. A number of factors could make funding more difficult, more expensive or unavailable on any terms, including, but not limited to, further reductions in our debt ratings, financial results and losses, changes within our organization, specific events that adversely impact our reputation, disruptions in the capital markets, specific events that adversely impact the financial services industry, counterparty availability, changes affecting our assets, the corporate and regulatory structure, interest rate fluctuations, general economic conditions and the legal, regulatory, accounting and tax environments governing our funding transactions. Many of these factors depend upon market perceptions of events that are beyond our control, such as the failure of other banks or financial institutions. Other factors are dependent upon our results of operations, including but not limited to material changes in operating margins; earnings trends and volatility; funding and liquidity management practices; financial leverage on an absolute basis or relative to peers; the composition of the consolidated statement of financial condition and/or capital structure; geographic and business diversification; and our market share and competitive position in the business segments in which we operate. The material deterioration in any one or a combination of these factors could result in a downgrade of our credit or servicer standing with counterparties or a decline in our financial reputation within the marketplace and could result in our having a limited ability to borrow funds, maintain or increase deposits (including custodial deposits for our agency servicing portfolio) or to raise capital. Also, we compete for funding with other banks and similar companies, many of which are substantially larger, and have more capital and other resources than we do. In addition, as some of these competitors consolidate with other financial institutions, these advantages may increase. Competition from these institutions may increase our cost of funds.

Our ability to make mortgage loans and fund our investments and operations depends largely on our ability to secure funds on terms acceptable to us. Our primary sources of funds to meet our financing needs include loan sales and securitizations; deposits, which include custodial accounts from our servicing portfolio and brokered deposits and public funds; borrowings from the FHLB or other federally backed entities; borrowings from investment and commercial banks through repurchase agreements; and capital-raising activities. If we are unable to maintain any of these financing arrangements, are restricted from accessing certain of these funding sources by our regulators, are unable to arrange for new financing on terms acceptable to us, or if we default on any of the covenants imposed upon us by our borrowing facilities, then we may have to reduce the number of loans we are able to originate for sale in the secondary market or for our own investment or take other actions that could have other negative effects on our operations. A sudden and significant reduction in loan originations that occurs as a result could adversely impact our earnings, financial condition, results of operations and future prospects. There is no guarantee that we will able to renew or maintain our financing arrangements or deposits or that we will be able to adequately access capital markets when or if a need for additional capital arises.

Defaults by another larger financial institution could adversely affect financial markets generally.

The commercial soundness of many financial institutions may be closely interrelated as a result of credit or other relationships between and among institutions. As a result, concerns about, or a default or threatened default by, one institution could lead to significant market-wide liquidity and credit problems, losses or defaults by other institutions. This is sometimes referred to as “systemic risk” and may adversely affect financial intermediaries, such as banks with which we interact on a daily basis, and therefore could adversely affect us.

Regulatory risk

Financial services reform legislation recently signed by the President will, among other things, eliminate the Office of Thrift Supervision, tighten capital standards, create a new Consumer

Financial Protection Bureau and, together with other potential legislation, result in new laws and regulations that are expected to increase our costs of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was signed into law on July 21, 2010. This new law will significantly change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. Various federal agencies must adopt a broad range of new implementing rules and regulations and are given significant discretion in drafting the implementing rules and regulations. Consequently, the impact of the Dodd-Frank Act may not be known for many months or years.

Certain provisions of the Dodd-Frank Act are expected to have a near term impact on the Company. For example, the new law provides that the OTS, which currently is the primary federal regulator for the Company and the Bank, will be abolished. The Office of the Comptroller of the Currency, which is currently the primary federal regulator for national banks, will become the primary federal regulator for federal thrifts, including the Bank. The Board of Governors of the Federal Reserve System, or the Federal Reserve, will supervise and regulate all savings and loan holding companies that were formerly regulated by the OTS, including the Company.

Savings and loan holding companies, including the Company, will also be required to serve as a source of financial strength to their depository institution subsidiaries. The Federal Reserve is also authorized to impose capital requirements on savings and loan holding companies and subject such companies to new and potentially heightened examination and reporting requirements.

Also effective one year after the date of enactment is a provision of the Dodd-Frank Act that eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest bearing checking accounts. Depending on competitive responses, this significant change to existing law could have an adverse impact on the Company’s interest expense.

The Dodd-Frank Act directs the FDIC to redefine the base for deposit insurance assessments paid by banks from domestic deposits to average consolidated total assets less tangible equity capital, and the change will affect the deposit insurance fees paid by the Bank. The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, and effectively extends the FDIC’s program of insuring non-interest bearing transaction accounts on an unlimited basis through December 31, 2013.

The Dodd-Frank Act creates a new Bureau of Consumer Financial Protection, or the Bureau, with broad powers to supervise and enforce consumer protection laws. The Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

The Dodd-Frank Act also established new requirements relating to residential mortgage lending practices, including limitations on mortgage origination fees and new minimum standards for mortgage underwriting.

At this time, it is difficult to predict the overall impact of the Dodd-Frank Act and the implementing rules and regulations on the Bank. However, it is expected that, at a minimum,

operating and compliance costs will increase and interest expense could increase. Moreover, the Dodd-Frank Act did not address reform of the Agencies, and the results of any such reform, and their impact on us, are difficult to predict and may result in unintended consequences.

Our business is highly regulated and the regulations applicable to us are subject to change.

The banking industry is extensively regulated at the federal and state levels. Insured depository institutions and their holding companies are subject to comprehensive regulation and supervision by financial regulatory authorities covering all aspects of their organization, management and operations. The OTS is currently the primary regulator of the Bank and its affiliated entities. In addition to its regulatory powers, the OTS also has significant enforcement authority that it can use to address banking practices that it believes to be unsafe and unsound, violations of laws, and capital and operational deficiencies. The FDIC also has significant regulatory authority over the Bank and may impose further regulation at its discretion for the protection of the DIF. Such regulation and supervision are intended primarily for the protection of the DIF and for our depositors and borrowers, and are not intended to protect the interests of investors in our securities. Further, the Bank’s business is affected by consumer protection laws and regulation at the state and federal level, including a variety of consumer protection provisions, many of which provide for a private right of action and pose a risk of class action lawsuits. In the current environment, it is likely that there will be significant changes to the banking and financial institutions regulatory regime in light of recent government intervention in the financial services industry, and it is not possible to predict the impact of such changes on our results of operations. Changes to statutes, regulations or regulatory policies, changes in the interpretation or implementation of statutes, regulations or policies are continuing to become subject to heightened regulatory practices, requirements or expectations, the implementation of new government programs and plans, and changes to judicial interpretations of statutes or regulations could affect us in substantial and unpredictable ways. For example, regulators view of capital adequacy has been evolving, and while we have historically operated at lower Tier 1 capital levels, we are currently operating at a Tier 1 capital ratio of greater than 9% and do not currently intend to operate at lower Tier 1 capital levels in the future. Among other things, such changes, as well as the implementation of such changes, could result in unintended consequences and could subject us to additional costs, constrain our resources, limit the types of financial services and products that we may offer, increase the ability of nonbanks to offer competing financial services and products, and/or reduce our ability to effectively hedge against risk.

We and the Bank are subject to the restrictions and conditions of the supervisory agreements with the OTS. Failure to comply with the supervisory agreements could result in further enforcement action against us, which could negatively affect our results of operations and financial condition.

We and the Bank entered into supervisory agreements with the OTS on January 27, 2010, which require that the Bank and we separately take certain actions to address issues identified by the OTS, as further described in our Current Report on Form 8-K filed with the SEC on January 28, 2010. While we believe that we have taken numerous steps to comply with, and intend to comply in the future with, the requirements of the supervisory agreements, failure to comply with the supervisory agreements in the time frames provided, or at all, could result in additional enforcement orders or penalties from our regulators, which could include further restrictions on the Bank’s and our business, assessment of civil money penalties on the Bank, as well as its directors, officers and other affiliated parties, termination of deposit insurance, removal of one or more officers and/or directors and the liquidation or other closure of the Bank. Such actions, if initiated, could have a material adverse effect on our operating results and liquidity.

Increases in deposit insurance premiums and special FDIC assessments will adversely affect our earnings.

Beginning in late 2008 and continuing in 2009, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the deposit insurance fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. The base assessment rate was increased by seven basis points (seven cents for every $100 of deposits) for the first quarter of 2009. Effective April 1, 2009, initial base assessment rates were changed to range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components. These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. In addition, in May 2009, the FDIC imposed a special assessment on insured institutions due to recent bank and savings association failures. The emergency assessment amounted to five basis points on each institution’s assets minus Tier 1 capital as of June 30, 2009, subject to a maximum equal to 10 basis points times the institution’s assessment base. The FDIC assessment is also based on risk categories, with the assessment rate increasing as the risk the financial institution poses to the DIF increases. Any increases resulting from our movement within the risk categories could increase our deposit insurance costs and negatively impact our earnings. The FDIC may also impose additional emergency special assessments that will adversely affect our earnings.

In addition, the Dodd-Frank Act requires the FDIC to substantially revise its regulations for determining the amount of an institution’s deposit insurance premiums. The Dodd-Frank Act also makes changes to the minimum designated reserve ratio of the DIF, increasing the minimum from 1.15% to 1.35% of the estimated amount of total insured deposits, and eliminating the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds. These changes may result in additional increases to our FDIC deposit insurance premiums.

We are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations.

In recent years, regulators have intensified their focus on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements. There is also increased scrutiny of our compliance with the rules enforced by Treasury’s Office of Foreign Assets Control. In order to comply with regulations, guidelines and examination procedures in this area, we have been required to revise policies and procedures and install new systems. We cannot be certain that the policies, procedures and systems we have in place are flawless. Therefore, there is no assurance that in every instance we are in full compliance with these requirements.

The short-term and long-term impact of the new Basel III capital standards is uncertain.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced agreement to a strengthened set of capital requirements for internationally active banking organizations in the United States and around the world, known as Basel III. The agreement is supported by the U.S. federal banking agencies. While the short- and long-term impact of any U.S. implementation of Basel III remains uncertain, Basel III is expected to impose new minimum capital requirements on banking institutions, as well as a capital conservation buffer that can be used by banks to absorb losses during periods of financial and economic stress. As currently drafted, Basel III would limit the inclusion of mortgage servicing rights and deferred tax assets to 10% of Tier 1 capital, individually, and 15% of Tier 1 capital, in the aggregate. Our mortgage servicing rights and deferred tax assets currently significantly exceed the limit, and there is no assurance that they will be includable in Tier 1 capital in the future. The final package of Basel III reforms is expected to be submitted at the G-20 Leaders Summit in November 2010 for endorsement by G-20 leaders and will be subject to adoption by member nations. The agreement calls for national jurisdictions to implement the new requirements beginning January 1, 2013. At that time, the U.S. federal banking agencies will be expected to have implemented appropriate changes to incorporate the Basel III concepts into U.S. capital adequacy standards. While the Basel III changes as implemented in the United States will likely result in generally higher regulatory capital standards, it is difficult at this time to predict how any new standards will ultimately be applied to us or the Bank.

Operational risk

We depend on our institutional counterparties to provide services that are critical to our business. If one or more of our institutional counterparties defaults on its obligations to us or becomes insolvent, it could have a material adverse affect on our earnings, liquidity, capital position and financial condition.

We face the risk that one or more of our institutional counterparties may fail to fulfill their contractual obligations to us. We believe that our primary exposures to institutional counterparty risk are with third-party providers of credit enhancement on the mortgage assets that we hold in our investment portfolio, including mortgage insurers and financial guarantors, issuers of securities held on our consolidated statement of financial condition, and derivatives counterparties. Counterparty risk can also adversely affect our ability to acquire, sell or hold mortgage servicing rights in the future. For example, because mortgage servicing rights are a contractual right, we may be required to sell the mortgage servicing rights by counterparties. The challenging mortgage and credit market conditions have adversely affected, and will likely continue to adversely affect, the liquidity and financial condition of a number of our institutional counterparties, particularly those whose businesses are concentrated in the mortgage industry. One or more of these institutions may default in its obligations to us for a number of reasons, such as changes in financial condition that affect their credit ratings, a reduction in liquidity, operational failures or insolvency. Several of our institutional counterparties have experienced economic hardships and liquidity constraints. These and other key institutional counterparties may become subject to serious liquidity problems that, either temporarily or permanently, negatively affect the viability of their business plans or reduce their access to funding sources. The financial difficulties that a number of our institutional counterparties are currently experiencing may negatively affect the ability of these counterparties to meet their obligations to us and the amount or quality of the products or services they provide to us. A default by a counterparty with significant obligations to us could result in significant financial losses to us and could have a material adverse effect our ability to conduct our operations, which would adversely affect our earnings, liquidity, capital position and financial condition. In addition, a default by a counterparty may require us to obtain a substitute counterparty which may not exist in this economic climate and which may, as a result, cause us to default on our related financial obligations.

We use estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation.

A portion of our assets are carried on our consolidated statement of financial condition at fair value, including our mortgage servicing rights, certain mortgage loans held for sale, trading assets, available-for-sale securities, and derivatives. Generally, for assets that are reported at fair value, we use quoted market prices or internal valuation models that utilize observable market data inputs to estimate their fair value. In certain cases, observable market prices and data may not be readily available or their availability may be diminished due to market conditions. We use financial models to value certain of these assets. These models are complex and use asset specific collateral data and market inputs for interest rates. We cannot assure you that the models or the underlying assumptions will prove to be predictive and remain so over time, and therefore, actual results may differ from our models. Any assumptions we use are complex as we must make judgments about the effect of matters that are inherently uncertain and actual experience may differ from our assumptions. Different assumptions could result in significant declines in valuation, which in turn could result in significant declines in the dollar amount of assets we report on our consolidated statement of financial condition.

Our home equity lines of credit, or HELOCs, funding reimbursements have been negatively impacted by loan losses.

Two of our securitizations involving HELOCs have experienced more losses than originally expected. As a result, the note insurer relating thereto determined that the status of such securitizations should be changed to “rapid amortization.” Accordingly, we are no longer being reimbursed by the issuers of those securitizations for draws that we are required to fund under the HELOC loan documentation until after the issuer expenses and noteholders are paid in full (of which an aggregate $71.7 million is outstanding as of September 30, 2010) and the note insurer is reimbursed for any amounts owed. Consequently, this status change may result in us not receiving reimbursement for all funds that we have advanced to date or that we may be required to advance in the future. As of September 30, 2010, we had advanced a total of $16.6 million of funds under these arrangements, which we refer to as “transferors’ interests.” Our potential future funding obligations are dependent upon a number of factors specified in our HELOC loan agreements, which obligations as of September 30, 2010 are $30.3 million after excluding unfunded commitment amounts that have been frozen or suspended by us pursuant to the terms of such loan agreements. We continually monitor the credit quality of the borrowers to ensure that they meet their original obligations under their HELOCs, including with respect to the collateral value. We determined that the transferor’s interests had deteriorated to the extent that, under accounting guidance ASC Topic 450, Contingencies, a liability was required to be recorded. We recorded a liability to reflect the expected liability arising from losses on future draws associated with this securitization, of which $8.0 million remained at September 30, 2010. There can be no assurance that we will not suffer additional losses on the transferors’ interests or that additional liabilities will not be recorded.

Our secondary market reserve for losses could be insufficient.

We currently maintain a secondary market reserve, which is a liability on our consolidated statement of financial condition, to reflect our best estimate of expected losses that we have incurred on loans that we have sold or securitized into the secondary market and must subsequently repurchase or with respect to which we must indemnify the purchasers and insurers because of violations of customary representations and warranties. Increases to this reserve for current loan sales reduce our net gain on loan sales, with adjustments to our previous estimates recorded as an increase or decrease to our other fees and charges. The level of the reserve reflects management’s continuing evaluation of loss experience on repurchased loans, indemnifications, and present economic conditions, among other things. The determination of the appropriate level of the secondary market reserve inherently involves a high degree of subjectivity and requires us to make significant estimates of repurchase risks and expected losses. Both the assumptions and estimates used could be inaccurate, resulting in a level of reserve that is less than actual losses. If additional reserves are required, it could have an adverse effect on our consolidated statements of financial condition and results of operations.

We may be required to repurchase mortgage loans or indemnify buyers against losses in some circumstances, which could harm our liquidity, results of operations and financial condition.

When we sell mortgage loans, whether as whole loans or pursuant to a securitization, we are required to make customary representations and warranties to purchasers, guarantors and insurers, including the Agencies, about the mortgage loans and the manner in which they were originated. Our whole loan sale agreements require us to repurchase or substitute mortgage loans, or indemnify buyers against losses, in the event we breach these representations or warranties. In addition, we may be required to repurchase mortgage loans as a result of early payment default of the borrower on a mortgage loan. With respect to loans that are originated through our broker or correspondent channels, the remedies available to us against the originating broker or correspondent, if any, may not be as broad as the remedies available to a purchasers, guarantors and insurers of mortgage loans against us, and we face the further risk that the originating broker or correspondent, if any, may not have the financial capacity to perform remedies that otherwise may be available to us. Therefore, if a purchasers, guarantors or insurers enforce their remedies against us, we may not be able to recover our losses from the originating broker or correspondent. In recent months, the rate of repurchase demands has been increasing. If repurchase and indemnity demands increase, our liquidity, results of operations and financial condition will be adversely affected.

Our home lending profitability could be significantly reduced if we are not able to originate and resell a high volume of mortgage loans.

Mortgage production, especially refinancings, decline in rising interest rate environments. While we are currently experiencing historically low interest rates, the low interest rate environment will not continue indefinitely. When interest rates increase, there can be no assurance that our mortgage production will continue at current levels. Because we sell a substantial portion of the mortgage loans we originate, the profitability of our mortgage banking operations depends in large part upon our ability to aggregate a high volume of loans and sell them in the secondary market at a gain. Thus, in addition to our dependence on the interest rate environment, we are dependent upon (i) the existence of an active secondary market and (ii) our ability to profitably sell loans or securities into that market.

Our ability to sell mortgage loans readily is dependent upon the availability of an active secondary market for single-family mortgage loans, which in turn depends in part upon the continuation of programs currently offered by the Agencies and other institutional and non-institutional investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. Some of the largest participants in the secondary market, including the Agencies, are government-sponsored enterprises whose activities are governed by federal law. Any future changes in laws that significantly effect the activity of such government-sponsored enterprises could, in turn, adversely affect our operations. In September 2008, Fannie Mae and Freddie Mac were placed into conservatorship by the United States government. Although to date, the conservatorship has not had a significant or adverse effect on our operations, it is currently unclear whether further changes would significantly and adversely affect our operations. In addition, our ability to sell mortgage loans readily is dependent upon our ability to remain eligible for the programs offered by the Agencies and other institutional and non-institutional investors. Our ability to remain eligible to originate and securitize government insured loans may also depend on having an acceptable peer-relative delinquency ratio for Federal Housing Administration, or FHA, loans and maintaining a delinquency rate with respect to Ginnie Mae pools that are below Ginnie Mae guidelines. In the case of Ginnie Mae pools, the Bank has repurchased delinquent loans to maintain compliance with the minimum required delinquency ratios. Although these loans are typically insured as to principal by FHA, such repurchases increase our capital and liquidity needs, and there can be no assurance that we will have sufficient capital or liquidity to continue to purchase such loans out of the Ginnie Mae pools.

Any significant impairment of our eligibility with any of the Agencies could materially and adversely affect our operations. Further, the criteria for loans to be accepted under such programs may be changed from time-to-time by the sponsoring entity which could result in a lower volume of corresponding loan originations. The profitability of participating in specific programs may vary depending on a number of factors, including our administrative costs of originating and purchasing qualifying loans and our costs of meeting such criteria.

We are a holding company and therefore dependent on the Bank for funding of obligations and dividends.

As a holding company without significant assets other than the capital stock of the Bank, our ability to service our debt or preferred stock obligations, including payment of interest on debentures issued as part of capital raising activities using trust preferred securities and payment of dividends on the preferred stock we issued to Treasury, is dependent upon available cash on hand and the receipt of dividends from the Bank on such capital stock. The declaration and payment of dividends by the Bank on all classes of its capital stock is subject to the discretion of the board of directors of the Bank and to applicable regulatory and legal limitations, including the prior written non-objection of the OTS under its supervisory agreement with the OTS. If the earnings of our subsidiaries are not sufficient to make dividend payments to us while maintaining adequate capital levels, we may not be able to service our debt or our preferred stock obligations, which could have a material adverse effect on our financial condition and results of operations. Furthermore, the OTS has the authority, and under certain circumstances the duty, to prohibit or to limit the payment of dividends by the holding companies they supervise, including us.

We may be exposed to other operational, legal and reputational risks.

We are exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees, disputes with employees and contractors, customers or outsiders, litigation, unauthorized transactions by employees or operational errors. Negative public opinion can result from our actual or alleged conduct in activities, such as lending practices, data security, corporate governance and foreclosure practices, or our involvement in government programs, such as TARP, and may damage our reputation. Additionally, actions taken by government regulators and community organizations may also damage our reputation. This negative public opinion can adversely affect our ability to attract and keep customers and can expose us to litigation and regulatory action which, in turn, could increase the size and number of litigation claims and damages asserted or subject us to enforcement actions, fines and penalties and cause us to incur related costs and expenses. For example, current public opinion regarding defects in the foreclosure practices of financial institutions may lead to an increased risk of consumer litigation, uncertainty of title, a depressed market for non-performing assets and indemnification risk from our counterparties, including the Agencies.

Our dependence upon automated systems to record and process our transaction volume poses the risk that technical system flaws, poor implementation of systems or employee errors or tampering or manipulation of those systems could result in losses and may be difficult to detect. We may also be subject to disruptions of our operating systems arising from events that are beyond our control (for example, computer viruses, electrical or telecommunications outages). We are further exposed to the risk that our third party service providers may be unable to fulfill their contractual obligations (or will be subject to the same risk of fraud or operational errors as we are). These disruptions may interfere with service to our customers and result in a financial loss or liability.

We could experience a disproportionate impact from continued adverse economic conditions because our loans are geographically concentrated in only a few states.

A significant portion of our mortgage loan portfolio is geographically concentrated in certain states, including California, Michigan, Florida, Washington, Colorado, Texas and Arizona, which collectively represent approximately 68.2% of our mortgage loans held for investment balance at September 30, 2010. In addition, 54.8% of our commercial real estate loans are in Michigan. Continued adverse economic conditions in these markets could cause delinquencies and charge-offs of these loans to increase, likely resulting in a corresponding and disproportionately large decline in revenues and demand for our services and an increase in credit risk and the value of collateral for our loans to decline, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans.

Failure to successfully implement core systems conversions could negatively impact our business.

In February 2010, the Bank converted to a new core banking system, and we are currently in the process of converting our mortgage servicing system and installing a commercial loan system. Each of these initiatives is intended to enable the Bank to support business development and growth as well as improving our overall operations. The replacement of our core systems has wide-reaching impacts on our internal operations and business. We can provide no assurance that the amount of this investment will not exceed our expectations and result in materially increased levels of expense or asset impairment charges. There is no assurance that these initiatives will achieve the expected cost savings or result in a positive return on our investment. Additionally, if our new core systems do not operate as intended, or are not implemented as planned, there could be disruptions in our business which could adversely affect our financial condition and results of operations.

General risks

We may incur additional costs and expenses relating to our foreclosure procedures.

Officials in 50 states and the District of Columbia have announced a joint investigation of the procedures followed by banks and mortgage companies in connection with completing affidavits relating to home foreclosures, specifically with respect to (i) whether the persons signing such affidavits had the requisite personal knowledge to sign the affidavits and (ii) compliance with notarization requirements. Although we are continuing our review, we believe that there are a number of structural differences between our business and the resulting practices and those of the larger servicers that have been publicized in the media. For example, we do not engage of bulk purchases of loans from other servicers or investors, nor have we engaged in any acquisitions that typically result in multiple servicing locations and integration issues from both a processing and personnel standpoint. As a result, we are not required to service seasoned loans following a transfer and all of our servicing functions are performed in one location and on one core operating system. In addition, we sell servicing rights with some regularity and the sale of servicing rights has allowed for a more reasonable volume of loans that our staff has to manage. Despite these structural differences, we expect to incur additional costs and expenses in connection with our foreclosure procedures. In addition, there can be no assurance that we will not incur additional costs and expenses as a result of legislative, administrative or regulatory investigations or actions relating to our foreclosure procedures.

Our ability to make opportunistic acquisitions and our participation in FDIC-assisted acquisitions or assumption of deposits from a troubled institution are subject to significant risks, including the risk that our regulators will not provide the requisite approvals.

We may make opportunistic whole or partial acquisitions of other banks, branches, financial institutions, or related businesses from time to time that we expect may further our business strategy, including through participation in FDIC-assisted acquisitions or assumption of deposits from troubled institutions. Any possible acquisition will be subject to regulatory approval, and there can be no assurance that we will be able to obtain such approval in a timely manner or at all. Even if we obtain regulatory approval, these acquisitions could involve numerous risks, including lower than expected performance or higher than expected costs, difficulties related to integration, diversion of management’s attention from other business activities, changes in relationships with customers, and the potential loss of key employees. In addition, we may not be successful in identifying acquisition candidates, integrating acquired institutions, or preventing deposit erosion or loan quality deterioration at acquired institutions. Competition for acquisitions can be highly competitive, and we may not be able to acquire other institutions on attractive terms. There can be no assurance that we will be successful in completing or will even pursue future acquisitions, or if such transactions are completed, that we will be successful in integrating acquired businesses into our operations. Our ability to grow may be limited if we choose not to pursue or are unable to successfully make acquisitions in the future.

We could, as a result of a stock offering or future trading activity in our common stock or convertible preferred stock, experience an “ownership change” for tax purposes that could cause us to permanently lose a portion of our U.S. federal deferred tax assets.

As of September 30, 2010, our net federal and state deferred tax assets were approximately $267.1 million and $42.4 million respectively, which includes both federal and state operating losses. These net deferred tax assets were fully offset by valuation allowances of the same amounts. As of December 31, 2009, our federal net operating loss carry forwards totaled approximately $427 million, which gave rise to $149.4 million of federal deferred tax assets. Our ability to use our deferred tax assets to offset future taxable income will be significantly limited if we experience an “ownership change” as defined for U.S. federal income tax purposes. MP Thrift, our controlling stockholder, held approximately 69.1% of our voting common stock as of September 30, 2010. Even if this offering and the concurrent common stock offering do not cause us to experience an “ownership change,” these transactions may materially increase the risk that we could experience an “ownership change” in the future. As a result, issuances or sales of common stock or other securities in the future (including common stock or convertible preferred stock issued in this offering or the concurrent common stock offering), or certain other direct or indirect changes in ownership, could result in an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code. Section 382 of the Code imposes restrictions on the use of a corporation’s net operating losses, certain recognized built-in losses, and other carryovers after an “ownership change” occurs. An “ownership change” is generally a greater than 50 percentage point increase by certain “5% shareholders” during the testing period, which is generally the three year-period ending on the transaction date. Upon an “ownership change,” a corporation generally is subject to an annual limitation on its prechange losses and certain recognized built-in losses equal to the value of the corporation’s market capitalization immediately before the “ownership change” multiplied by the long-term tax-exempt rate (subject to certain adjustments). The annual limitation is increased each year to the extent that there is an unused limitation in a prior year. Since U.S. federal net operating losses generally may be carried forward for up to 20 years, the annual limitation also effectively provides a cap on the cumulative amount of prechange losses and certain recognized built-in losses that may be utilized. Prechange losses and certain recognized built-in losses in excess of the cap are effectively lost.

The relevant calculations under Section 382 of the Code are technical and highly complex. Any stock offering, combined with other ownership changes, could cause us to experience an “ownership change.” If an “ownership change” were to occur, we believe it could cause us to permanently lose the ability to realize a portion of our deferred tax asset, resulting in reduction to total shareholders’ equity.

Our management team may not be able to successfully execute our revised business strategy.

A significant number of our executive officers, including our Chairman and Chief Executive Officer, have been employed by us for a relatively short period of time. In addition, several of our non-employee directors have been appointed to the board of directors since the beginning of 2009. Since joining us, the newly constituted management team has devoted substantial efforts to significantly change our business strategy and operational activities. These efforts may not prove successful and the management team may not be able to successfully execute upon the revised business strategy and operational activities.

The potential loss of key members of senior management or the inability to attract and retain qualified relationship managers in the future could affect our ability to operate effectively.

We depend on the services of existing senior management to carry out our business and investment strategies. As we expand and as we continue to refine and reshape our business model, we will need to continue to attract and retain additional senior management and recruit qualified individuals to succeed existing key personnel that leave our employ. In addition, as we continue to grow our business and plan to continue to expand our locations, products and services, we will need to continue to attract and retain qualified banking personnel. Competition for such personnel is especially keen in our geographic market areas and competition for the best people in most businesses in which we engage can be intense. In addition, as a TARP recipient, the American Recovery and Reinvestment Act of 2009 limits the amount of incentive compensation that can be paid to certain executives. The effect could be to limit our ability to attract and retain senior management in the future. If we are unable to attract and retain talented people, our business could suffer. The loss of the services of any senior management personnel, and, in particular, the loss for any reason, including death or disability of our Chairman and Chief Executive Officer or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our consolidated results of operations, financial condition and prospects.

The network and computer systems on which we depend could fail or experience a security breach.

Our computer systems could be vulnerable to unforeseen problems. Because we conduct part of our business over the Internet and outsource several critical functions to third parties, our operations depend on our ability, as well as that of third-party service providers, to protect computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins or similar catastrophic events. Any damage or failure that causes interruptions in operations could have a material adverse effect on our business, financial condition and results of operations.

In addition, a significant barrier to online financial transactions is the secure transmission of confidential information over public networks. Our Internet banking system relies on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the algorithms our third-party service providers use to protect customer transaction data. If any such compromise of security were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

Market acceptance of Internet banking depends substantially on widespread adoption of the Internet for general commercial and financial services transactions. If another provider of commercial services through the Internet were to suffer damage from physical break-in, security breach or other disruptive problems caused by the Internet or other users, the growth and public acceptance of the Internet for commercial transactions could suffer. This type of event could deter our potential customers or cause customers to leave us and thereby materially and adversely affect our business, financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

Severe weather, natural disasters, acts of war or terrorism and other external events could significantly impact our business.

Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on our ability to conduct business. In addition, such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. Although management has established disaster recovery policies and procedures, the occurrence of any such event in the future could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

General business, economic and political conditions may significantly affect our earnings.

Our business and earnings are sensitive to general business and economic conditions in the United States. These conditions include short-term and long-term interest rates, inflation, recession, unemployment, real estate values, fluctuations in both debt and equity capital markets, the value of the United States dollar as compared to foreign currencies, and the strength of the United States economy, as well as the local economies in which we conduct business. If any of these conditions worsen, our business and earnings could be adversely affected. For example, business and economic conditions that negatively impact household incomes could decrease the demand for our home loans and increase the number of customers who become delinquent or default on their loans; or, a rising interest rate environment could decrease the demand for loans.

In addition, our business and earnings are significantly affected by the fiscal and monetary policies of the federal government and its agencies. We are particularly affected by the policies of the Federal Reserve, which regulates the supply of money and credit in the United States, and the perception of those policies by the financial markets. The Federal Reserve’s policies influence both the financial markets and the size and liquidity of the mortgage origination market, which significantly impacts the earnings of our mortgage lending operation and the value of our investment in mortgage servicing rights and other retained interests. The Federal Reserve’s policies and perceptions of those policies also influence the yield on our interest-earning assets and the cost of our interest-bearing liabilities. Changes in those policies or perceptions are beyond our control and difficult to predict and could have a material adverse effect on our business, results of operations and financial condition.

We are a controlled company that is exempt from certain NYSE corporate governance requirements.

Our common stock is currently listed on the NYSE. The NYSE generally requires a majority of directors to be independent and requires audit, compensation and nominating committees to be composed solely of independent directors. However, under the rules applicable to the NYSE, if another company owns more than 50% of the voting power of a listed company, that company is considered a “controlled company” and exempt from rules relating to independence of the board of directors and the compensation and nominating committees. We are a controlled company because MP Thrift beneficially owns more than 50% of our outstanding voting stock. A majority of the directors on the compensation and nominating committees are affiliated with MP Thrift. While a majority of our directors are currently independent, MP Thrift has the right, if exercised, to designate a majority of the directors on the board of directors. Our stockholders do not have, and may never have, all the protections that these rules are intended to provide. If we become unable to continue to be deemed a controlled company, we would be required to meet these independence requirements and, if we are not able to do so, our common stock could be delisted from the NYSE.

Our controlling stockholder has significant influence over us, including control over decisions that require the approval of stockholders, whether or not such decisions are in the best interests of other stockholders.

MP Thrift beneficially owns a substantial majority of our outstanding common stock and as a result, has control over our decisions to enter into any corporate transaction and also the ability to prevent any transaction that requires the approval of our board of directors or the stockholders regardless of whether or not other members of our board of directors or stockholders believe that any such transactions are in their own best interests. So long as MP Thrift continues to hold a majority of our outstanding common stock, it will have the ability to control the vote in any election of directors and other matters being voted on, and continue to exert significant influence over us.

The results of the stress test that we have conducted using the SCAP methodology may be incorrect and may not accurately predict potential losses on our assets, our future revenue to offset such losses or the impact on us if the condition of the economy were to continue to deteriorate more than assumed.

In May 2009, the Federal Reserve announced the results of the Supervisory Capital Assessment Program, or the SCAP, commonly referred to as the “stress test,” of the near-term capital needs of the 19 largest U.S. banks. Under the SCAP methodology, financial institutions were required to maintain Tier 1 common equity at or above 4% of risk weighted assets. Although we were not subject to the Federal Reserve review under the SCAP, we conducted our own analysis of our capital position as of December 31, 2009, using many of the same methodologies of the SCAP. Although our analysis concluded that we will maintain sufficient Tier 1 common equity under a SCAP methodology, there can be no assurance that the analysis is correct. In addition, while we believe we applied appropriate assumptions in performing the analysis, the SCAP methodology may not accurately predict potential losses on our assets and the underlying assumptions of our future revenue to offset such losses may be inaccurate. Moreover, the results of the stress test may not accurately reflect the impact on us if economic conditions are materially different than our assumptions.

Changes in accounting standards may impact how we report our financial condition and results of operations.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time the Financial Accounting

Standards Board changes the financial accounting and reporting standards that govern the preparation of our financial statements. These changes can be difficult to predict and can materially impact how we record and report our financial condition and results of operations. In addition, we may from time to time experience weaknesses or deficiencies in our internal control over financial reporting that can affect our recording and reporting of financial information. In some cases we could be required to apply a new or revised standard retroactively, resulting in a restatement of prior period financial statements.

Risks related to our securities

We may be required to raise capital at terms that are materially adverse to our stockholders, if it is available at all.

We suffered losses in excess of $201.5 million during the first nine months of 2010 and $513.8 million and $275.4 million during 2009 and 2008, respectively, and as a result, our stockholders’ equity and regulatory capital declined. During 2008, 2009 and early 2010, we raised capital at terms that were significantly dilutive to our stockholders. There can be no assurance that we will not suffer additional losses or that additional capital will not otherwise be required for regulatory or other reasons. In those circumstances, we may be required to obtain additional capital to maintain our regulatory capital ratios at the highest, or “well capitalized,” level. Such capital raising could be at terms that are dilutive to existing stockholders and there can be no assurance that any capital raising we undertake would be successful given the current level of disruption in financial markets.

Our issuance of additional capital stock or debt securities, whether or not convertible, may reduce the market price for shares of our common stock and dilute the ownership interests of existing stockholders.

We cannot predict the effect, if any, that future sales of our capital stock or debt securities, or the availability of our securities for future sale, will have on the market price of shares of our common stock. Sales of substantial amounts of our common stock or preferred stock, or debt securities convertible into or exercisable or exchangeable for common stock in the public market, or the perception that such sales might occur, could negatively impact the market price of our common stock and the terms upon which we may obtain additional equity financing in the future. The issuance of any additional shares of our common stock or securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities, could be substantially dilutive to holders of our common stock, including purchasers of securities in this offering.

The trading volume in our common stock is less than that of other financial services companies.

Our common stock is listed on the NYSE under the symbol “FBC.” The average daily trading volume for shares of our common stock is less than larger financial institutions. During the twelve months ended September 30, 2010, the average daily trading volume for our common stock was approximately 336,800 shares. As a result, sales of our common stock may place significant downward pressure on the market price of our common stock. Furthermore, it may be difficult for holders to resell their shares at prices they find attractive, or at all.

Future dividend payments and common stock repurchases may be further restricted.

Under the terms of the TARP, for so long as any preferred stock issued under the TARP remains outstanding, we are prohibited from increasing dividends on our common stock and preferred stock, and from making certain repurchases of equity securities, including our common stock and preferred stock, without Treasury’s consent until the third anniversary of Treasury’s investment or until Treasury has transferred all of the preferred stock it purchased under the TARP to third parties. Furthermore, as long as the preferred stock issued to Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our common stock and preferred stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions.

In addition, our ability to make dividend payments is subject to statutory restrictions and the limitations set forth in the supervisory agreements. Pursuant to our supervisory agreement with the OTS, we must receive the prior written non-objection of the OTS in order to pay dividends, including the alternate dividend amount. Also, under Michigan law, we are prohibited from paying dividends on our capital stock if, after giving effect to the dividend, (i) we would not be able to pay our debts as they become due in the usual course of business or (ii) our total assets would be less than the sum of our total liabilities plus the preferential rights upon dissolution of stockholders with preferential rights on dissolution which are superior to those receiving the dividend.

The convertible preferred stock is an equity security and is subordinate to our existing and future indebtedness and Series C preferred stock, and our board of directors is not required to declare dividends on the convertible preferred stock.

The shares of convertible preferred stock are equity interests and do not constitute indebtedness. This means the shares of convertible preferred stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our liquidation. Accordingly, the convertible preferred stock will rank junior in right of payment to our junior subordinated notes issued in connection with the issuance of trust preferred securities (currently outstanding in the aggregate liquidation preference amount of $240,000,000) and to all obligations of our subsidiaries. We may defer the payment of interest on each of the junior subordinated debentures for a period not to exceed 20 consecutive quarters, provided that the deferral period does not extend beyond the stated maturity. During such deferral period, distributions on the corresponding trust preferred securities will also be deferred and we may not pay cash dividends to the holders of shares of our common stock or our preferred stock including the securities offered hereby. Our existing and future indebtedness may restrict payment of dividends on the convertible preferred stock. Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of the convertible preferred stock, (i) dividends are payable only if declared by the board of directors, (ii) as a corporation, we are subject to restrictions on dividend payments and redemption payments out of lawfully available funds, and (iii) we are subject to restrictions on dividend payments pursuant our supervisory agreement with the OTS and federal regulatory considerations. In that regard, we must receive the prior written non-objection of the OTS in order to pay dividends, including the alternate dividend amount. In addition, the shares of convertible preferred stock will rank junior to our Series C preferred stock as to payment of dividends or in the distribution of assets. Further, the convertible preferred stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions.

Dividends on the convertible preferred stock are non-cumulative.

Dividends on the convertible preferred stock are non-cumulative. Consequently, if the board of directors does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of convertible preferred stock would not be entitled to receive a dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends for a dividend period after the dividend payment date for that period if the board of directors has not declared a dividend before the related dividend payment date.

The vote of holders of our common stock is required for the mandatory conversion of the convertible preferred stock.

We will be required to call a special meeting of stockholders to obtain the affirmative vote of holders of more than 50% of our common stock to amend our amended and restated articles of incorporation to increase the number of authorized shares of our common stock. We will call and hold a stockholder meeting to procure the stockholder approval within 60 days after the date of this prospectus supplement. If we are unable to obtain stockholder approval within 60 days after the date of this prospectus supplement, we will undertake to obtain stockholder approval at (i) a special meeting of our stockholders held no later than 180 days after the stockholder meeting, (ii) each annual meeting of our stockholders in each year until stockholder approval is obtained, and (iii) a special meeting of our stockholders to be held every 180 days following our annual meeting in each year until stockholder approval is obtained.

If the stockholder approval is not obtained, the convertible preferred stock will not convert to shares of common stock.

You will have no rights with respect to the common stock until you acquire the common stock upon conversion of the convertible preferred stock, but you may be adversely affected by certain changes made with respect to the common stock.

Until you acquire shares of the common stock upon conversion, you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers, if any, and rights to receive dividends or other distributions on the common stock, if any (other than through a conversion rate adjustment), prior to the conversion date, but your investment in the convertible preferred stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to the amended and restated articles of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of the common stock.

We may issue securities that could dilute your ownership in the Company.

We may decide to raise additional funds through public or private debt or equity financings to fund our operations. If we raise funds by issuing equity securities or instruments that are convertible into equity securities, the percentage ownership of our current stockholders will be reduced, the new equity securities may have rights and preferences superior to those of the common stock and the convertible preferred stock, and additional issuances could be at a sales price that is lower than the sale price for this offering. We may also issue equity securities as consideration for acquisitions we may make that could be dilutive to your ownership in the Company.

The conversion rate of the convertible preferred stock may not be adjusted for all dilutive events that may adversely affect the market price of the convertible preferred stock or the common stock issuable upon conversion of the convertible preferred stock.

The number of shares of our common stock that you are entitled to receive upon conversion of a share of convertible preferred stock is subject to adjustment for certain events arising from dividends or distributions in common stock, certain issuances of stock rights or warrants, certain self tender offers, subdivisions, splits and combinations of the common stock and certain other actions by us that modify our capital structure. See “Description of Capital Stock—Convertible Preferred Stock—Anti-Dilution Adjustment.” We will not adjust the conversion rate for other events, including offerings of common stock for cash by us or in connection with acquisitions. There can be no assurance that an event that adversely affects the value of the convertible preferred stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the convertible preferred stock. In addition, except as otherwise described in this prospectus supplement, we are not restricted from offering common stock in the future or engaging in other transactions that could dilute our common stock.

Anti-takeover provisions in our amended and restated articles of incorporation and bylaws and Michigan law could make a third party acquisition of us difficult.

Our amended and restated articles of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire us (even if doing so would be beneficial to our stockholders) and for holders of our common stock to receive any related takeover premium for their common stock. We are also subject to certain provisions of Michigan law that could delay, deter or prevent a change in control of us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

There is no market for the convertible preferred stock and if an active trading market does not develop for the convertible preferred stock, holders may not be able to resell them.

We have applied to list the convertible preferred stock on the NYSE under the symbol “FBC PR.” If the convertible preferred stock is approved for listing, trading on the NYSE is expected to begin within 30 days of the initial delivery of the convertible preferred stock. The shares of convertible preferred stock are a new issue of securities for which there is no public trading market. In addition, market-making activity, if any, will be subject to the limits imposed by law. Further, listing the convertible preferred stock on the NYSE does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their convertible preferred stock easily. The convertible preferred stock could trade at prices that may be lower than the initial offering price depending on many factors, including prevailing interest rates and the market for similar securities, general economic conditions and our financial condition, performance and prospects. The liquidity of, and any trading market for, the convertible preferred stock may be adversely affected by general declines or disruptions in the market for such similar securities.

If you are able to resell your convertible preferred stock, many other factors may affect the price you receive, which may be lower than you believe to be appropriate.

If you are able to resell your convertible preferred stock, the price you receive will depend on many other factors that may vary over time, including:

•	the number of potential buyers;
•	the level of liquidity of the convertible preferred stock;
•	our financial performance;
•	the amount of indebtedness we have outstanding;
•	the level, direction and volatility of market interest rates generally;
•	the market for similar securities;
•	the market price of our common stock; and
•	the terms of the convertible preferred stock.

As a result of these factors, you may only be able to sell your convertible preferred stock at prices below those you believe to be appropriate, including prices below the price you paid for them.

The price of our common stock and, therefore, the price of the convertible preferred stock, may be subject to fluctuations and volatility.

The market price of our common stock has been and is likely to continue to be subject to significant fluctuations. These fluctuations may cause fluctuations in the price of the convertible preferred stock. Among the factors that could affect the price of our common stock are those discussed in these risk factors as well as:

•	actual or anticipated variations in our operating results;
•	changes in financial reports by securities analysts;
•	developments related to investigations, proceedings, or litigation that involves us;
•	announcements relating to strategic relationships, acquisitions or investments;
•	the occurrence of major catastrophic events including terrorist attacks;
•	general financial market conditions; and
•	the legal and regulatory environment for banks.

The stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and of the convertible preferred stock.

In addition, we expect that the market price of the convertible preferred stock will be influenced by yield and interest rates in the capital markets, our creditworthiness, and the occurrence of events affecting us that do not require an adjustment to the conversion rate.

Use of proceeds

We expect that our net proceeds from this offering and the concurrent common stock offering will be approximately $367.3 million, or approximately $385.8 million if the underwriter exercises its overallotment option in full, in each case after deducting underwriter’s discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering and the concurrent common stock offering for general corporate purposes, including potential disposition of non-performing assets or potential restructuring of the balance sheet. A portion of these proceeds will be invested in the Bank, and therefore is expected to be classified as “Tier 1” capital of the Bank for regulatory purposes.

We have not otherwise designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will retain broad discretion to allocate the net proceeds of this offering and the concurrent common stock offering.

Ratio of earnings to fixed charges and preferred dividends

The following table sets forth our ratios of consolidated earnings to fixed charges and preference dividends for the periods indicated:

	Nine-months
	ended	Year ended December 31,
	September 30, 2010	2009	2008	2007	2006	2005

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits	(1)	(1)	(1)	(1)	1.46	1.59
Including interest on deposits	(1)	(1)	(1)	(1)	1.20	1.27

(1)	Earnings were insufficient to meet fixed charges and preferred stock dividends by approximately $441.7, $423.4 million and $58.8 million for the years ended December 31, 2009, 2008 and 2007, respectively, and $187.4 million for the nine month period ended September 30, 2010.

We did not pay preferred stock dividends from 2005 through 2008. Payments of $10.0 million were made on our Series C preferred stock during the nine months ended September 30, 2010, and payments of $10.6 million were made on our Series C preferred stock during 2009.

For the purpose of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of income before income taxes and extraordinary items plus fixed charges. “Fixed charges” consist of interest on short-term and long-term debt and where indicated, interest on deposits. For the nine months ended September 30, 2010, fixed charges also includes preferred stock dividends. We did not pay any preferred stock dividends prior to 2009. The ratios are based solely on historical financial information, and no pro forma adjustments have been made thereto.

Capitalization

The following table sets forth our capitalization and per common share book values:

•	as of September 30, 2010;

•	after giving effect to the issuance of 13,500,000 shares of the convertible preferred stock in this offering, which is expected to result in net proceeds of approximately $261.0 million after deducting underwriter’s discounts and commissions and our estimated offering expenses. If the underwriter’s over-allotment option is exercised in full, the proceeds from the sale of the convertible preferred stock would be expected to increase to $274.1 million; and

•	after giving effect to the issuance of 110,000,000 shares of common stock in the concurrent common stock offering, which is expected to result in net proceeds of approximately $106.3 million after deducting underwriter’s discounts and commissions and our estimated offering expenses. If the underwriter’s over-allotment option is exercised in full, the proceeds from the sale of the concurrent common stock would be expected to increase to $111.7 million.

The following data should be read in conjunction with “Management’s Discussion and Analysis Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2009 and our Current Report on

Form 8-K filed October 27, 2010, as well as financial information in the other documents incorporated by reference into this prospectus supplement.

	As of September 30, 2010
			As further adjusted
			for the concurrent
		As adjusted for	common stock
(dollar amounts in thousands, except per share data)	Actual	this offering	offering

Cash and cash items	$1,013,132	$1,274,111	$1,380,432
Long-term Debt
Junior subordinated notes related to trust preferred securities	247,435	247,435	247,435
FHLB advances	3,400,000	3,400,000	3,400,000
Fixed 7.00% due 2013	1,175	1,175	1,175

Total long-term debt	3,648,610	3,648,610	3,648,610
Stockholders’ Equity
Preferred stock $0.01 par value, 25,000,000 shares authorized:
266,657 shares of Series C preferred stock, liquidation value $1,000 per share, authorized, issued and outstanding at September 30, 2010	3	3	3
14,192,250 shares of Series D preferred stock, liquidation preference $20.00 per share, authorized and 13,500,000 shares issued and outstanding as further adjusted for the concurrent convertible preferred stock offering	—	135	135
Common stock $0.01 par value, 300,000,000 shares authorized, 153,512,990 shares issued and outstanding at September 30, 2010, 263,512,990 shares of common stock issued and outstanding as adjusted for of this offering	1,535	1,535	2,635
Additional paid in capital—preferred	247,840	508,683	508,683
Additional paid in capital—common	1,079,041	1,079,041	1,184,263
Accumulated other comprehensive loss	(19,484)	(19,484)	(19,484)
Retained earnings (accumulated deficit)	(248,204)	(248,204)	(248,204)

Total stockholders’ equity	1,060,732	1,321,709	1,428,031

Total long-term debt and stockholders’ equity	$4,709,342	$4,970,319	$5,076,641

Per Common Share
Common book value per share(1)	$5.30		$2.21
Tangible common book value per share(1)	$5.30		$2.21

(1)	Assumes that stockholder approval to increase shares of authorized common stock has been obtained and all shares of convertible preferred stock have automatically converted into shares of common stock.

Market price and dividend information

Our common stock trades on the NYSE under the symbol “FBC.” The following table sets forth the high and low sales prices per share of our common stock as reported on the NYSE and the cash dividends declared per share of our common stock from January 1, 2008 through October 27, 2010.

Quarter	High(1)	Low(1)	Dividend(1)

2010:
Fourth Quarter (through October 27, 2010)	$2.75	$1.83	$—
Third Quarter	$3.58	$1.81	—
Second Quarter	$9.00	$3.00	—
First Quarter	$10.10	$5.30	—
2009:
Fourth Quarter	$12.10	$5.70	—
Third Quarter	$11.60	$6.00	—
Second Quarter	$19.20	$6.80	—
First Quarter	$10.90	$5.30	—
2008:
Fourth Quarter	$34.20	$5.00	—
Third Quarter	$49.00	$27.90	—
Second Quarter	$75.30	$27.80	—
First Quarter	$89.70	$54.00	—

(1)	Reflects one-for-ten reverse stock split effective as of May 27, 2010.

On October 27, 2010, the last reported sale price of our common stock on the NYSE was $2.32 per share, and we had 153,572,390 shares of common stock outstanding. As of September 30, 2010, there were approximately 19,600 holders of record of our common stock.

Dividend policy

We have not paid dividends on our common stock since the fourth quarter of 2007. The amount and nature of any dividends declared on our common stock in the future will be determined by our board of directors in their sole discretion. Our board of directors has suspended any future dividend on our common stock until the capital markets normalize and residential real estate shows signs of improvement. Moreover, we are prohibited from increasing dividends on our common stock above $0.05 per share without the consent of Treasury until the third anniversary of Treasury’s investment in us or until Treasury has transferred all of the preferred stock it purchased under the TARP to third parties pursuant to the terms of the TARP. As long as the preferred stock issued to Treasury is outstanding, dividend payments on our common stock are also prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. In addition, under our supervisory agreement, we must obtain the prior written non-objection of the OTS to pay or declare any dividend.

Dividends from the Bank constitute the principal source of income to us. The Bank is subject to various statutory and regulatory restrictions, including restrictions in its supervisory agreement, on its ability to pay dividends to us, which determines our ability to pay dividends to our stockholders.

Payments of the distributions on the trust preferred securities issued by subsidiary trusts, which are wholly owned Connecticut or Delaware statutory trusts, are fully and unconditionally guaranteed by us. The junior subordinated debentures that we have issued to our subsidiary trusts are senior to our shares of common stock and the securities offered hereby. As a result, we must make required payments on the junior subordinated debentures before any dividends can be paid on our common stock or the securities offered hereby and, in the event of our bankruptcy, dissolution or liquidation, the interest and principal obligations under the junior subordinated debentures must be satisfied before any distributions can be made on our common stock or the securities offered hereby. We may defer the payment of interest on each of the junior subordinated debentures for a period not to exceed 20 consecutive quarters, provided that the deferral period does not extend beyond the stated maturity. During such deferral period, distributions on the corresponding trust preferred securities will also be deferred and we may not pay cash dividends to the holders of shares of our common stock or our preferred stock including the securities offered hereby.

Description of the capital stock

We are authorized to issue 300,000,000 shares of the common stock, par value $0.01 per share, and 25,000,000 shares of serial preferred stock, par value $0.01 per share. At the initial stockholder meeting, our stockholders will be asked to vote to increase the number of authorized shares of our common stock.

The following is a brief description of the terms of the convertible preferred stock being offered in this offering, as well as a brief description of the terms of the Series C preferred stock and warrants to purchase our common stock currently outstanding. These descriptions do not purport to be complete and are subject to and qualified in its entirety by reference to our amended and restated articles of incorporation, including any amendments thereto with respect to the convertible preferred stock, the instruments governing the warrants and to applicable Michigan law. Where this description is inconsistent with the terms of the convertible preferred stock in the amended and restated articles of incorporation, or any amendment thereto, the amended and restated articles of incorporation or any amendments thereto will control. Copies of the amended and restated articles of incorporation may be obtained from us upon request.

For a complete description of the terms of the common stock being offered by this prospectus supplement and the accompanying prospectus, see “Description of Our Capital Stock” in the accompanying prospectus.

Convertible preferred stock

General

Shares of the convertible preferred stock represent a single series of our authorized preferred stock. We are offering the shares of the convertible preferred stock by this prospectus supplement. Holders of the convertible preferred stock have no preemptive rights. Shares of the convertible preferred stock, upon issuance against full payment of the purchase price, will be fully paid and non-assessable. Prior to this offering, there has been no public market for the convertible preferred stock. We have applied to list the convertible preferred stock on the NYSE under the symbol “FBC PR.” If the convertible preferred stock is approved for listing, trading on the NYSE is expected to begin within 30 days of the initial delivery of the convertible preferred stock.

Stockholder approval of common stock amendment

To provide for the authorization of a sufficient number of authorized, unissued and unreserved shares of our common stock into which the convertible preferred stock can convert in full, we have agreed to use our best efforts to hold a special meeting of our stockholders as soon as practicable, but not later than December 27, 2010, which is 60 days after the date of this prospectus supplement, or the approval deadline, at which we will seek to obtain the requisite approval of holders of more than 50% of our stock an amendment to our amended and restated articles of incorporation to increase the number of authorized shares of our common stock to a number at least sufficient to permit the full conversion of our convertible preferred stock into shares of our common stock. If we fail to obtain such stockholder approval by the approval deadline, we have agreed that we will continue to seek to obtain such approval at least as frequently as every six months thereafter until approval has been obtained.

We refer to the amendment to our amended and restated articles of incorporation to increase our authorized common stock as provided above as the “common stock amendment,” and the first stockholders’ meeting following the completion of this offering at which we seek to obtain approval of the common stock amendment as the “initial stockholder meeting.”

If we obtain stockholder approval of the common stock amendment at the initial stockholder meeting held on or before the approval deadline, then at 9:30 a.m., New York City time, on the first business day following the date on which stockholder approval has been obtained, or the mandatory conversion date:

•	the convertible preferred stock will automatically convert into shares of our common stock at a conversion rate, subject to adjustment, of 20 shares of our common stock for each share of convertible preferred stock, or the conversion rate, with cash being paid for fractional shares; and

•	all shares of our convertible preferred stock will cease to exist and will resume the status of authorized and unissued shares of our preferred stock, and all other rights of the holders of such shares of convertible preferred stock will terminate, in each case, irrespective of whether the certificates of convertible preferred stock have been surrendered to the transfer agent.

We will notify holders of the convertible preferred stock of the status of the common stock amendment on the business day immediately succeeding the date on which stockholder approval of the common stock amendment has been received or the date on which stockholder approval has been sought but not received, as applicable. If stockholder approval of the common stock amendment has been received, such notice will state (i) that such business day is the mandatory conversion date, (ii) the number of shares of common stock to be issued upon conversion of each share of convertible preferred stock, and (iii) instructions regarding the surrender of certificates of convertible preferred stock for common stock to the transfer agent. In the aggregate, upon issuance, 270,000,000 shares of our common stock (subject to adjustment) will be issuable upon conversion of the shares of convertible preferred stock offered hereby (or 283,845,000 shares of our common stock if the underwriter exercises its over-allotment option in full). See “—Mandatory conversion.”

A “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends

General

Holders of our convertible preferred stock will be entitled to receive, on each share of convertible preferred stock if, as and when declared by our board of directors or any duly authorized committee thereof, but only out of assets legally available therefor, dividends and any other distributions, whether payable in cash, securities or any other form of property or assets, in an amount determined as described below.

Dividends payable on the convertible preferred stock are non-cumulative. If neither our board of directors nor any duly authorized committee thereof declares a dividend on our convertible preferred stock in respect of a dividend period (as defined below), no dividend will accrue, and we will have no obligation to pay, and holders will have no right to receive, a dividend for such dividend period, whether or not dividends on the convertible preferred stock or any other series of our preferred stock or common stock have been declared, or are declared, for any other dividend period. References to the “accrual” of non-cumulative dividends refer only to the determination of the amount of such dividends and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

“Dividend period” means the period from and including any dividend payment date (or, if a dividend payment date has not occurred, the date of original issuance of the convertible preferred stock) to, but excluding, the immediately succeeding dividend payment date.

“Dividend payment date” means February 15 and August 15 of each year.

Notwithstanding the foregoing and for the avoidance of doubt, prior to the approval deadline, on the same date that we pay any dividend or distribution on shares of our common stock (irrespective of whether such date is a dividend payment date as defined above), we will pay a corresponding dividend or distribution, on an as-converted basis, to holders of the convertible preferred stock, which date will be considered a “dividend payment date,” calculated as described in the following paragraph.

From, and including, the first original issuance date of the convertible preferred stock to, but excluding, the approval deadline, our board of directors or a duly authorized committee thereof may not declare or pay any dividend or make any distribution (including, but not limited to, regular semi-annual dividends) in respect of our common stock, whether payable in cash, securities or any other form of property or assets, unless our board of directors or a duly authorized committee thereof declares and pays to the holders of our convertible preferred stock, at the same time (irrespective of whether or not such time is a dividend payment date (as defined above)) and on the same terms as holders of our common stock, a dividend per share of our convertible preferred stock equal to the product of (i) any dividend or distribution, as applicable, declared and paid or made in respect of each share of our common stock and (ii) the conversion rate as of the record date for such dividend or distribution. Any dividend or distribution payable on the convertible preferred stock as described in this paragraph will be paid in the same form of consideration (whether cash, securities or any other form of property or assets, as the case may be) as the corresponding dividend or distribution on our common stock.

For each dividend period from, and including, the approval deadline, non-cumulative cash dividends will be payable on the convertible preferred stock in an amount equal to the greater of (i) the as-converted dividend amount and (ii) the alternate dividend amount (each as defined below).

The “as-converted dividend amount” means, with respect to any dividend period, the product of:

•	the pro forma per share quarterly common stock dividend derived by (i) annualizing the last quarterly cash dividend declared during such dividend period on our common stock and (ii) dividing such annualized dividend by four; and

•	the then-current conversion rate;

provided that for any such dividend period during which no quarterly cash dividend has been declared on our common stock, the “as-converted dividend amount” will be deemed to be $0.00.

The “alternate dividend amount” means an amount equal to the product of (i) the liquidation amount of the convertible preferred stock and (ii) a per annum rate of 15%.

The dividends described in the three immediately preceding paragraphs will:

•	be non-cumulative;

•	begin to accrue from, and including, the approval deadline; and

•	to the extent declared by our board of directors or a duly authorized committee thereof, be payable semi-annually on each dividend payment date, commencing with the dividend period ending on, and including, February 15, 2011.

In the event that any dividend payment date in respect of which a dividend is to be paid would otherwise fall on a day that is not a business day, the dividend payment due on that date will be postponed to the next day that is a business day and no additional dividends will accrue as a result of that postponement.

Dividends that are payable on our convertible preferred stock in respect of any dividend period from, and including, the approval deadline will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on our convertible preferred stock from, and including, the approval deadline on any date prior to the end of a dividend period or on any dividend payment date for a dividend period that is shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on our convertible preferred stock will be payable to holders of record of our convertible preferred stock as they appear on our stock register on the applicable record date, which:

•	with respect to dividends payable from and including the original issuance date of the convertible preferred stock to, but excluding, the approval deadline, will be the same day as the record date for the payment of the corresponding dividends to the holders of shares of our common stock; and

•	with respect to dividends payable from and including the approval deadline, will be the February 1 or August 1, as the case may be, immediately preceding the relevant dividend payment date or such other record date fixed by our board of directors or any duly authorized committee thereof that is not more than 60 nor less than 10 days prior to such dividend payment date, or each a dividend record date.

Any such day that is a dividend record date will be a dividend record date whether or not such day is a business day.

Holders of our convertible preferred stock will not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on our convertible preferred stock as specified in this “—Dividends” section (subject to the other provisions of the certificate of designations).

Dividend stopper

So long as any share of our convertible preferred stock remains outstanding:

•	no dividend or distribution will be declared or paid on our common stock or any other shares of junior stock (other than dividends payable on junior stock other than our common stock solely in shares of our common stock) or parity stock, subject to the immediately following paragraph in the case of parity stock; and

•	no common stock, junior stock or parity stock will be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries;

unless, in each case, full dividends on all outstanding shares of the convertible preferred stock have been paid or declared and set aside for payment in respect of the most recently completed dividend period.

The foregoing limitation will not apply to:

•	redemptions, purchases or other acquisitions of shares of our common stock or other junior stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the share dilution amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the share dilution amount will in no event exceed the share dilution amount;

•	any dividends or distributions of rights of junior stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan, so long as provision is made so that holders of the convertible preferred stock receive such rights upon conversion of their shares of convertible preferred stock into shares of our common stock on the mandatory conversion date, and subject to any applicable adjustment in the conversion rate pursuant to clause (iii) under “—Conversion rate adjustments” below;

•	the acquisition by us or any of our subsidiaries of record ownership in junior stock or parity stock for the beneficial ownership of any other persons (other than us or any of our subsidiaries), including as trustees or custodians; or

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock (with the same or lesser aggregate liquidation amount) or junior stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the original issuance date of the convertible preferred stock or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for our common stock.

The “share dilution amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States and as measured from the date of our consolidated financial statements most recently filed with the SEC prior to the first original issuance date of the convertible preferred stock) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any dividend payment date

(or, in the case of parity stock having dividend payment dates different than the dividend payment dates of our convertible preferred stock, on a dividend payment date falling within a dividend period related to such dividend payment date) in full upon our convertible preferred stock and any shares of parity stock, all dividends declared on our convertible preferred stock and all such parity stock and payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates of our convertible preferred stock, on a dividend payment date falling within the dividend period related to such dividend payment date) will be declared pro rata so that the respective amounts of such dividends declared will bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of our convertible preferred stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates of our convertible preferred stock, on a dividend payment date falling within the dividend period related to such dividend payment date) (subject to their having been declared by our board of directors or a duly authorized committee thereof out of legally available funds and including, in the case of parity stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. However, we will have no obligation to pay, and holders will have no right to receive, any remaining accrued but unpaid dividends, as described in “—General” above. If our board of directors or a duly authorized committee thereof determines not to pay any dividend or a full dividend on a dividend payment date, we will provide written notice to the holders of our convertible preferred stock prior to such dividend payment date.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors or any duly authorized committee thereof may be declared and paid on any securities, including our common stock and other junior stock, from time to time out of any funds legally available for such payment, and holders of our convertible preferred stock will not be entitled to participate in any such dividends.

Liquidation preference

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of our convertible preferred stock will be entitled to receive for each share of convertible preferred stock, out of our assets or proceeds thereof (whether capital or surplus) available for distribution to our stockholders, subject to the rights of any of our creditors and the holders of senior stock, before any distribution of such assets or proceeds is made to or set aside for the holders of our common stock or other stock of ours ranking junior to our convertible preferred stock as to such distribution, payment in full in an amount equal to the sum of (x) the liquidation amount per share of convertible preferred stock and (y) the amount of any unpaid dividends, whether or not declared, accrued from, and including, the immediately preceding dividend payment date to, but excluding, the date of payment, or such amounts collectively, the liquidation preference.

If in any distribution described above our assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of our convertible preferred stock and the corresponding amounts payable with respect to any other stock of ours ranking equally with our convertible preferred stock as to such distribution, holders of our convertible preferred stock and the holders of such other stock will share ratably (based on the relative liquidation preference of the convertible preferred stock and such other stock) in any such distribution in proportion to the full respective distributions to which they are entitled.

If the liquidation preference has been paid in full to all holders of our convertible preferred stock and the corresponding amounts payable with respect to any other stock of ours ranking equally with our convertible preferred stock as to such distribution have been paid in full, the holders of our other stock will be entitled to receive all remaining assets of ours (or proceeds thereof) according to their respective rights and preferences; provided that if the amount of such assets or proceeds to be distributed with respect to a number of shares of our common stock equal to the then-current conversion rate, or the as-converted liquidation amount, exceeds the liquidation preference, then holders of our convertible preferred stock will be entitled to receive, for each share of convertible preferred stock, an additional amount, or the liquidation participation amount, out of such assets or proceeds such that the as- converted liquidation amount equals the sum of the liquidation preference, plus the liquidation participation amount, after making appropriate adjustment such that the holders of our convertible preferred stock receive the same amount on an as-converted basis as the holders of a number of shares of our common stock equal to the then-current conversion rate.

For purposes of this “—Liquidation preference” section, the merger or consolidation of us with any other corporation or other entity, including a merger or consolidation in which the holders of our convertible preferred stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of our assets, will not constitute a liquidation, dissolution or winding up of us.

Voting rights

General

Each share of convertible preferred stock will entitle the holders thereof to a number of votes equal to the conversion rate as of the record date for the vote or consent on all matters submitted to a vote of our stockholders; provided that the holders of convertible preferred stock will not be entitled to vote on the common stock amendment, unless required by applicable law.

Except as otherwise provided in this prospectus supplement or by applicable law, the holders of shares of convertible preferred stock and the holders of shares of our common stock will vote together as one class on all matters submitted to a vote of our stockholders, except the common stock amendment.

Preferred directors

Whenever, at any time or times, from and including the approval deadline, dividends payable on the shares of convertible preferred stock have not been paid for an aggregate of three semi-annual dividend periods (or their equivalent) or more, whether or not consecutive, or a nonpayment occurs, the authorized number of our directors will automatically be increased by two and the holders of the convertible preferred stock will have the right, with holders of shares of any one or more other classes or series of voting parity stock (as defined below) outstanding at the time, voting together as a class (and with voting rights allocated pro rata based on the liquidation amount of each such class or series), to elect two directors, or collectively, the preferred directors and each, a preferred director, to fill such newly created directorships at our next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of our stockholders until full dividends have been paid on our convertible preferred stock following a nonpayment for at least two semi-annual consecutive dividend periods, at which time such right will terminate with respect to the convertible preferred stock, except as otherwise provided in this prospectus supplement or expressly provided by law, subject to revesting in the event of each and every nonpayment; provided that it will be a qualification for election for any preferred director that the election of such preferred director will not cause us to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors.

“Voting parity stock” means, with regard to any matter on which the holders of our convertible preferred stock are entitled to vote as described in the two immediately preceding paragraphs, any and all series of parity stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Upon any termination of the right of the holders of shares of our convertible preferred stock and voting parity stock as a class to vote for directors as provided above, the preferred directors will cease to be qualified as directors, the term of office of all preferred directors then in office will terminate immediately, and the authorized number of directors will be reduced by the number of preferred directors elected as described above. Any preferred director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of the shares of convertible preferred stock at the time outstanding voting separately as a class together with the holders of shares of voting parity stock (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the extent the voting rights of such holders described above are then exercisable. If the office of any preferred director becomes vacant for any reason other than removal from office as aforesaid, the remaining preferred director may choose a successor who will hold office for the unexpired term in respect of which such vacancy occurred.

Adverse changes

So long as any shares of convertible preferred stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our amended and restated articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of our convertible preferred stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•	any amendment or alteration of the certificate of designations for our convertible preferred stock or our amended and restated articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the convertible preferred stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of us;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the convertible preferred stock or our amended and restated articles of incorporation (including, unless no vote on such merger or consolidation is required as described in the immediately succeeding bullet, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the convertible preferred stock; or

•	any consummation of a binding share exchange or reclassification involving the convertible preferred stock, or of a merger or consolidation of us with another corporation or other entity, unless in each case (x) the shares of our convertible preferred stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions of the convertible preferred stock immediately prior to such consummation, taken as a whole.

However, notwithstanding the foregoing, (i) the holders of our convertible preferred stock will not be entitled to vote on the common stock amendment, except as required by applicable law; and (ii) for all purposes of this “—Adverse changes” section, any increase in the amount of our authorized preferred stock, including any increase in the authorized amount of our convertible preferred stock necessary to satisfy preemptive or similar rights granted by us to other persons prior to the original issuance date of the convertible preferred stock, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of our preferred stock, or any securities convertible into or exchangeable or exercisable for any such other series of our preferred stock, ranking equally with and/or junior to our convertible preferred stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon our liquidation, dissolution or winding up will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and will not require the affirmative vote or consent of, the holders of outstanding shares of our convertible preferred stock.

Maturity; redemption; repurchase

Our convertible preferred stock has no maturity date, is not redeemable at our option at any time and is not subject to repurchase at the option of holders at any time. In addition, the shares of our convertible preferred stock are not subject to the operation of a sinking fund. Accordingly, our convertible preferred stock will remain outstanding indefinitely unless we receive the shareholder approval described in “—Stockholder approval of common stock amendment,” in which case the shares of our convertible preferred stock will automatically convert into shares of our common stock as described in that section and in the “—Mandatory conversion” section.

Mandatory conversion

Effective as of the close of business on the mandatory conversion date, each share of our convertible preferred stock will automatically convert into shares of our common stock at the then-current conversion rate.

In addition, effective immediately prior to the close of business on the mandatory conversion date, we will no longer declare dividends on any such converted shares of our convertible preferred stock and such shares of convertible preferred stock will cease to be outstanding, in each case, subject to the right of holders of our convertible preferred stock to receive any:

•	declared and unpaid dividends or distributions (with respect to dividends or distributions from, and including, the original issuance date of the convertible preferred stock to, but excluding, the approval deadline as described under “—Dividends”) on such shares;

•	declared and unpaid dividends or distributions (with respect to dividends or distributions for any dividend period beginning on or after the approval deadline as described under “—Dividends”) on such shares in an amount calculated as if the mandatory conversion date were a dividend payment date; and

•	other payments to which they are otherwise entitled pursuant to the terms of the certificate of designations.

No allowance or adjustment, except as described in the “—Conversion rate adjustments” section, will be made in respect of dividends payable to holders of our common stock of record as of any date prior to the close of business on the mandatory conversion date (except to the extent of the dividends described under “—Dividends”). Prior to the close of business on the mandatory conversion date, the shares of our common stock or other securities issuable upon conversion of our convertible preferred stock will not be deemed outstanding for any purpose, and holders of our convertible preferred stock will have no rights with respect to our common stock (or other exchange property, as defined under “—Recapitalizations, reclassifications and changes of our common stock,” consisting, in whole or in part, of other securities) issuable upon conversion (including, without limitation, voting rights, rights to respond to tender offers for our common stock or such other securities and rights to receive any dividends or other distributions on our common stock or such other securities issuable upon conversion) by virtue of holding shares of our convertible preferred stock (except to the extent of the dividends described in “—Dividends” and the voting rights described in “—Voting rights”).

The person or persons entitled to receive our common stock (or other exchange property) issuable upon conversion of our convertible preferred stock will be treated for all purposes as the record holder(s) of such shares of our common stock (or other exchange property) as of the close of business on the mandatory conversion date. In the event that a holder will not by written notice designate the name in which shares of our common stock (or other exchange property) to be issued or paid upon conversion of shares of our convertible preferred stock should be registered or paid or the manner in which such shares of our common stock (or other exchange property) should be delivered, we will be entitled to register and deliver such shares of common stock (or other exchange property), and make such payment, in the name of the holder of the convertible preferred stock (as of the close of business on the mandatory conversion date) and in the manner shown on our records.

In order to cause an effective date for the certificate of amendment evidencing the relevant increase in the number of authorized but unissued shares of our common stock no later than one business day following receipt of shareholder approval of the common stock amendment, we will file a certificate of amendment to our amended and restated articles of incorporation with the State of Michigan as soon as practicable after the date we receive such shareholder approval, but no later than one business day following receipt of shareholder approval of the common stock amendment. As soon as practicable after the effective date of such certificate of amendment, we will at all times reserve and keep available out of our authorized and unissued common stock or shares acquired by us, solely for issuance upon the conversion of shares of our convertible preferred stock as provided in the certificate of designations, free from any preemptive or other similar rights, such number of shares of our common stock as will from time to time be issuable upon the conversion of all the shares of convertible preferred stock then outstanding at the then-current conversion rate. For this purpose, the number of shares of our common stock that will be deliverable upon the conversion of all outstanding shares of convertible preferred stock will be computed as if at the time of computation all such outstanding shares were held by a single holder.

Prior to our delivery of the common stock that we are obligated to deliver upon conversion of the convertible preferred stock, we will comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

Conversion rate adjustments

The conversion rate will be subject to adjustment, without duplication, under the following circumstances:

(i) the issuance by us of our common stock as a dividend or distribution to all or substantially all holders of our common stock, or a subdivision or combination (including, without limitation, a reverse stock split) of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date (as defined below) for such dividend or distribution or immediately prior to the open of business on the effective date for such subdivision or combination, as the case may be;
CR1	=	the conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as the case may be;
OS0	=	the number of shares of common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as the case may be (and prior to giving effect to such event); and
OS1	=	the number of shares of common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, subdivision or combination.

Notwithstanding the foregoing, no adjustment will be made pursuant to this clause (i) for the issuance of our common stock as a dividend or distribution to all or substantially all holders of common stock to the extent (but only to the extent) such dividend or distribution is paid to all holders of convertible preferred stock as described in the sixth paragraph under “—Dividends—General.”

Any adjustment made under this clause (i) will become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share subdivision or combination, as the case may be. If any dividend or distribution of the type described in this clause (i) is declared but not so paid or made, the conversion rate will be immediately readjusted, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(ii) the issuance by us to all or substantially all holders of our common stock of rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to subscribe for or purchase shares of our common stock at less than the current market price (as defined below) per share of common stock as of the announcement date for such issuance, in which event the conversion rate will be increased based on the following formula:

CR1 = CR0 x (OS0 + X) / (OS0 + Y)

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such issuance;
CR1	=	the conversion rate in effect immediately after the close of business on such record date;
OS0	=	the number of shares of common stock outstanding immediately prior to the close of business on such record date;
X	=	the total number of shares of common stock issuable pursuant to such rights, options or warrants; and
Y	=	the aggregate price payable to exercise such rights, divided by the current market price per share of common stock as of the announcement date for such issuance.

Notwithstanding the foregoing, no adjustment will be made pursuant to this clause (ii) for the issuance to all or substantially all holders of our common stock of rights, options or warrants to purchase shares of our common stock at less than the current market price per share of common stock as of the announcement date for such issuance to the extent (but only to the extent) such issuance is paid to all holders of convertible preferred stock as described in the sixth paragraph under “—Dividends—General.”

Any increase in the conversion rate made pursuant to this clause (ii) will become effective immediately after the close of business on the record date for such issuance. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, the conversion rate will be decreased, effective as of the date of such expiration or termination, to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate will be decreased, effective as of the date our board of directors or a duly authorized committee thereof determines not to issue such rights, options or warrants, to the conversion rate that would then be in effect if such record date for such issuance had not occurred.

For purposes of this clause (ii), in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than the current market price per share of common stock as of the announcement date for such issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof will be taken into account, value of such consideration, if other than cash, to be determined by our board of directors or a duly authorized committee thereof.

The “current market price” per share of our common stock on any day means the average of the VWAP per share of our common stock on each of the 10 consecutive trading days ending on, and including, the specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted by our board of directors or a duly authorized committee thereof to take into account the occurrence during such period of any event described in this “—Conversion rate adjustments” section.

The “VWAP” per share of our common stock (or any other security for which a VWAP must be determined) on any trading day means, in the case of our common stock, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FBC.UQ <equity> AQR” (or its equivalent successor if such page is not available) or, in the case of such other security, the per share volume-weighted average price as displayed on the appropriate Bloomberg page, in each case in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of common stock (or such other security) on such trading day determined, using a volume-weighted average method, by each of at least three nationally recognized investment banking firms (each unaffiliated with us) retained for this purpose by us).

A “trading day” means a business day on which (a) there is no market disruption event and (b) trading in our common stock generally occurs on the relevant exchange, except that if no relevant exchange exists for our common stock (or other security for which a VWAP must be determined), then “trading day” means a business day.

A “market disruption event” means (a) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted for trading to open (the “relevant exchange”) for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any day that is scheduled to be a trading day for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

(iii) we pay a dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock) or evidences of our indebtedness or our assets (excluding (x) any dividend, distribution or issuance as to which an adjustment was effected pursuant to clause (i) or (ii) above or clause (iv) or (v) below and

(y) “spin-offs” as to which the provisions set forth below in this clause (iii) apply), in which event the conversion rate will be increased based on the following formula:

CR1 = CR0 x SP0 / (SP0 − FMV)

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the close of business on such record date;
SP0	=	the current market price per share of common stock as of such record date; and
FMV	=	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) on the record date for such dividend or distribution of shares of our capital stock or evidences of our indebtedness or our assets so distributed, expressed as an amount per share of common stock.

Notwithstanding the foregoing, no adjustment will be made pursuant to this portion of clause (iii) for any dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock) or evidences of our indebtedness or our assets to the extent (but only to the extent) such dividend or other distribution is paid to all holders of convertible preferred stock as described in the sixth paragraph under “—Dividends—General.”

If our board of directors or a duly authorized committee thereof determines the “FMV” (as defined above) of any dividend or other distribution for purposes of this clause (iii) by referring to the actual or when-issued trading market for any securities, it will in doing so consider the prices in such market over the same period used in computing the current market price per share of our common stock as of the record date for such dividend or other distribution. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of convertible preferred stock will receive, in respect of each share thereof, at the same time and upon the same terms as holders of common stock receive the shares of our capital stock (other than our common stock) or evidences of our indebtedness or our assets, the amount of shares of our capital stock (other than our common stock) or evidences of our indebtedness or our assets that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect immediately prior to the close of business on the record date for such dividend or other distribution.

Any increase made under the portion of this clause (iii) above will become effective immediately after the close of business on the record date for such dividend or other distribution. If such dividend or other distribution is not so paid or made, the conversion rate will be decreased, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay the dividend or other distribution, to the conversion rate that would then be in effect if the dividend or other distribution had not been declared.

Notwithstanding the foregoing, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on common stock consists of shares of our capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. national securities exchange, then the conversion rate will instead be increased based on the following formula:

CR1 = CR0 x (FMV0 + MP0 ) / MP0

where,

CR0	=	the conversion rate in effect at the close of business on the tenth trading day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange;
CR1	=	the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange;
FMV0	=	the average VWAP per share of such capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over each of the 10 consecutive trading days commencing on, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange; and
MP0	=	the average VWAP per share of our common stock over each of the 10 consecutive trading days commencing on, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange.

Notwithstanding the foregoing, no adjustment will be made under this portion of clause (iii) for any dividend or other distribution on our common stock that consists of shares of our capital stock of, or similar equity interests in, a subsidiary or other business unit of ours to the extent (but only to the extent) such dividend or other distribution is paid to all holders of convertible preferred stock as described in the sixth paragraph under “—Dividends—General.”

The adjustment to the conversion rate under the preceding paragraph will become effective at the close of business on the tenth trading day immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the relevant exchange; provided that if the mandatory conversion date occurs during the ten trading day period immediately following, and including, the date on which “ex-dividend trading” commences for such dividend or distribution on the primary U.S. national or regional securities exchange or market on which our common stock is then listed or quoted, then references in the portion of this clause (iii) related to spin-offs to 10 trading days will be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date of such spin-off and the mandatory conversion date in determining the applicable conversion rate as of such mandatory conversion date.

(iv) we pay a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding (a) any cash that is distributed as part of a distribution referred to in clause (iii) above and (b) any consideration payable in connection with a tender or exchange offer made by us or any of our subsidiaries referred to in clause (v) below, in which event the conversion rate will be increased based on the following formula:

CR1 = CR0 x SP0 / (SP0 − C)

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;
CR1	=	the conversion rate in effect immediately after the close of business on the record date for such distribution;
SP0	=	the current market price per share of our common stock as of the record date for such distribution; and
C	=	an amount of cash per share of our common stock we distribute to holders of our common stock.

Notwithstanding the foregoing, no adjustment will be made pursuant to this clause (iv) for any distribution consisting exclusively of cash to all or substantially all holders of our common stock to the extent (but only to the extent) such dividend or other distribution is paid to all holders of convertible preferred stock as described in the sixth paragraph under “—Dividends—General.”

The adjustment to the conversion rate pursuant to this clause (iv) will become effective immediately after the close of business on the record date for such distribution. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of convertible preferred stock will receive, in respect of each share thereof, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect immediately prior to the close of business on the record date for such or distribution. If such distribution is not so paid, the conversion rate will be decreased, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay such dividend, to the conversion rate that would then be in effect if such distribution had not been declared.

(v) we or one or more of our subsidiaries purchases our common stock pursuant to a tender offer or exchange offer and the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the VWAP per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, or the expiration date, in which event the conversion rate will be increased based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1)] / (SP1 x OS0)

where,

CR0	=	the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;
CR1	=	the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date;
FMV	=	the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) as of the expiration date of the aggregate value of all cash and any other consideration paid or payable for shares of common stock validly tendered or exchanged and not withdrawn as of the expiration date, or the purchased shares;
OS1	=	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer, or the expiration time, less any purchased shares;
OS0	=	the number of shares of our common stock outstanding at the expiration time, including any purchased shares; and
SP1	=	the average VWAP per share of our common stock over the ten consecutive trading day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion rate under this clause (v) will become effective immediately after the close of business on the tenth trading day immediately following, and including, the trading day next succeeding the expiration date; provided that if the mandatory conversion date occurs during the ten trading day period immediately following, and including, the trading day next succeeding the expiration date, references in this clause (v) to ten trading days will be deemed replaced with such lesser number of trading days as have elapsed between the trading day next succeeding the expiration date and the mandatory conversion date in determining the applicable conversion rate as of such mandatory conversion date.

We will calculate all adjustments to the conversion rate to the nearest 1/10,000th of one share of common stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the conversion rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made will be made upon (x) the end of each fiscal year of ours and (y) the mandatory conversion date.

Except as otherwise provided in this “—Conversion rate adjustments” section, the conversion rate will not be adjusted for the issuance of our common stock or any option, warrant or right exercisable for, or securities convertible into or exchangeable for, our common stock or carrying the right to purchase any of the foregoing or for the repurchase of our common stock.

In addition, no adjustment to the conversion rate need be made:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•	upon the issuance of any shares of common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries; or

•	solely for a change in the par value of the common stock.

On or after the approval deadline, no adjustment to the conversion rate need be made for a transaction referred to in this “—Conversion rate adjustments” section if holders of the convertible preferred stock participate in the transaction that would otherwise require an adjustment (other than in the case of a share split or share combination), at the same time, upon the same terms and otherwise on the basis as holders of our common stock and solely as a result of holding convertible preferred stock, as if such holders held a number of shares of our common stock equal to the conversion rate as of the record date for such transaction, multiplied by the number of shares of convertible preferred stock held by such holders.

To the extent that we have a rights plan in effect on the mandatory conversion date, each share of our common stock issued upon conversion of the convertible preferred stock will be entitled to receive the appropriate number of rights, if any, and the certificates representing our common stock issued upon such conversion will bear such legends, if any, in each case as may be provided by the terms of any stockholder rights plan, as the same may be amended from time to time. If, however, on the mandatory conversion date, the rights have separated from the shares of our common stock in accordance with the provisions of the applicable stockholder rights plan so that the holders would not be entitled to receive any rights in respect of the common stock issuable upon conversion of the convertible preferred stock, then the conversion rate will be adjusted at the time of the separation as if we paid a dividend or other distribution to all or substantially all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness or our assets as provided in clause (iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

For purposes of this “—Conversion rate adjustments” section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof or by statute, contract or otherwise).

For the avoidance of doubt, but subject to certain exceptions set forth in the certificate of designations, if an event occurs that would trigger an adjustment to the conversion rate pursuant to this “—Conversion rate adjustments” section under more than one provision above, such event, to the extent fully taken into account in a single adjustment, will not result in multiple adjustments.

If any event occurs as to which the failure to make any adjustment to the conversion rate would adversely affect the conversion rights or conversion value represented by our convertible preferred stock, then our board of directors or a duly authorized committee thereof, acting in good faith, will determine the adjustment, if any, on a basis consistent with the essential intent and principles herein, necessary to preserve, without dilution, the conversion rights and conversion value represented by our convertible preferred stock.

Whenever the conversion rate is adjusted as provided under this “—Conversion rate adjustments” section, we will within 10 business days following the occurrence of any event that requires such adjustment (or if we are not aware of such occurrence, as soon as reasonably practicable after becoming so aware) (i) compute the adjusted applicable conversion rate and give notice to the conversion agent and (ii) provide a written notice to the holders of the convertible preferred stock of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable conversion rate was determined and setting forth the adjusted applicable conversion rate.

For U.S. federal income tax purposes, adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing stockholders’ proportionate interests in our assets or earnings may result in a taxable deemed distribution to such stockholders. See “Certain U.S. Federal Income Tax Considerations.”

Recapitalizations, reclassifications and changes of our common stock

In the event of:

•	any recapitalization, reclassification, binding share exchange or change of our common stock (other than changes resulting from a subdivision or combination);

•	any consolidation or merger of us with or into another person;

•	any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of us; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition);

in each case as a result of which the shares of our common stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof), or any such event, a reorganization event, then, at and after the effective time of such reorganization event, each share of our convertible preferred stock outstanding immediately prior to such reorganization event will, without the consent of the holders of the convertible preferred stock, become convertible into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such reorganization event would have owned or been entitled to receive, or the exchange property, upon the occurrence of such reorganization event, and, prior to or at the effective time of such reorganization event, we will amend our amended and restated articles of incorporation (or other similar organizational document) to provide for such change in the convertibility of the convertible preferred stock; provided that if the kind and amount of exchange property receivable upon such reorganization event is not the same for each share of common stock held immediately prior to such reorganization event by a person, then, for the purpose of this “—Recapitalizations, reclassifications and changes of our common stock” section, the exchange property receivable upon such reorganization event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make an election (or of all such holders if none makes an election). If the mandatory conversion date follows a reorganization event, the conversion rate then in effect will be applied on the mandatory conversion date to the amount of such exchange property received per share of our common stock in the reorganization event, as determined in accordance with this section.

The above provisions of this section will similarly apply to successive reorganization events and the “—Conversion rate adjustments” section will apply to any shares of our capital stock (or any successor’s) received by the holders of our common stock in any such reorganization event.

We (or any successor of us) will, as soon as reasonably practicable (but in any event within 20 days) after the occurrence of any reorganization event, provide written notice to the holders of convertible preferred stock of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of this section.

Transfer agent; etc.

The transfer agent, registrar, paying agent and the conversion agent for the convertible preferred stock will be Registrar and Transfer Company.

Ranking

The convertible preferred stock will rank upon our liquidation, winding-up or dissolution:

•	senior to junior stock, meaning our common stock and any other class or series of our stock now existing or hereafter authorized over which the convertible preferred stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary dissolution or winding up of our affairs;

•	equally with parity stock, if any, meaning any other class or series of our stock hereafter authorized that ranks on par with the convertible preferred stock in the payment of dividends and in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of our affairs; and

•	junior to senior stock, meaning any class or series of our stock now existing or hereafter authorized which has preference or priority over the convertible preferred stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary dissolution or winding up of our affairs, including the Series C preferred stock.

The convertible preferred stock will rank junior in payment to our junior subordinated notes issued in connection with our trust preferred securities and the Series C preferred stock and senior to our common stock. On October 27, 2010, $240,000,000 aggregate liquidation preference of our trust preferred securities and 266,657 shares (or $266,657,000 aggregate liquidation preference) of the Series C preferred stock were outstanding.

Redemption

The convertible preferred stock is not redeemable at any time.

Preemptive rights

Holders of the convertible preferred stock have no preemptive rights.

Fractional shares

No fractional shares of our common stock will be issued to holders of the convertible preferred stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of conversion, we will at our option either (i) issue to such holder a whole share of common stock or (ii) pay an amount in cash (computed to the nearest cent) equal to the same fraction of the closing price of the common stock determined as of the second trading day immediately preceding the effective date of conversion.

Miscellaneous

We will at all times reserve and keep available out of the authorized and unissued shares of our common stock or shares held in the treasury by us, solely for issuance upon the conversion of the convertible preferred stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the convertible preferred stock then outstanding. Any shares of the convertible preferred stock converted into shares of our common stock or otherwise reacquired by us shall resume the status of authorized and unissued convertible preferred stock, undesignated as to series, and shall be available for subsequent issuance.

Series C preferred stock

General

We currently have outstanding 266,657 shares (or $266,657,000 aggregate liquidation preference) of Series C preferred stock, all of which were issued to Treasury through the TARP Capital Purchase Program and are validly issued, fully paid and nonassessable.

Dividends payable on shares of Series C preferred stock

Holders of the shares of Series C preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 5% per share based on a liquidation preference of $1,000 per share if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment with respect to each dividend period from December 12, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of shares of Series C preferred stock are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series C preferred stock with respect to each dividend period thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15.

If we determine not to pay any dividend or a full dividend with respect to the Series C preferred stock, we are required to provide written notice to the holders of shares of Series C preferred stock prior to the applicable dividend payment date.

Priority of dividends

So long as any shares of Series C preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock (other than a dividend payable solely in common stock), including convertible preferred stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series C preferred stock for all prior dividend periods, other than:

•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	purchases or other acquisitions by broker-dealer subsidiaries of ours solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of ours for resale pursuant to an offering by us of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any stockholders’ rights plan or repurchases of rights pursuant to any stockholders’ rights plan;

•	acquisition by us of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not us or a subsidiary of ours, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 30, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series C preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series C preferred stock), with respect to the Series C preferred stock and any other parity stock shall be allocates ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series C preferred stock from time to time out of any funds legally available for such payment, and the Series C preferred stock shall not be entitled to participate in any such dividend.

Redemption

The Series C preferred stock may not be redeemed prior to February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $66.66 million, which equals 25% of the aggregate liquidation amount of the Series C preferred stock on the date of issuance. In such a case, we may redeem the Series C preferred stock, subject to the approval of the OTS, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than us or our subsidiaries after January 30, 2009, of shares of perpetual preferred stock, common stock or a combination thereof, that in each case qualify as Tier 1 capital of ours at the time of issuance under the applicable risk-based capital guidelines of the OTS. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008.

After February 15, 2012, the Series C preferred stock may be redeemed at any time, subject to the approval of the OTS, in whole or in part, subject to notice as described below.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series C preferred stock will not be subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series C preferred stock have no right to require the redemption or repurchase of the Series C preferred stock.

Liquidation rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series C preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series C preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to stockholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series C preferred stock, including the convertible preferred stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series C preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series C preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series C preferred stock has been paid in full to all holders of Series C preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series C preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting rights

Except as indicated below or otherwise required by law, the holders of Series C preferred stock will not have any voting rights.

Election of two directors upon non-payment of dividends

If the dividends on the Series C preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series C preferred stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NYSE (or any other exchange on which our securities may be listed).

Upon the termination of the right of the holders of Series C preferred stock and voting parity stock to vote for Series C preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of our authorized directors will be reduced by the number of preferred stock directors that the holders of Series C preferred stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series C preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series C preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other voting rights

So long as any shares of Series C preferred stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our amended and restated articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series C preferred stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•	any amendment or alteration of our amended and restated articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series C preferred stock with respect to payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•	any amendment, alteration or repeal of any provision of the certificate of designations for the Series C preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series C preferred stock; or

•	any consummation of a binding share exchange or reclassification involving the Series C preferred stock or of a merger or consolidation of us with another entity, unless the shares of Series C preferred stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series C preferred stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series C preferred stock, taken as a whole.

To the extent of the voting rights of the Series C preferred stock, each holder of Series C preferred stock will have one vote for each share of Series C preferred stock are entitled.

Treasury warrant

Shares of common stock subject to the treasury warrant

The Treasury Warrant is initially exercisable for 6,451,379 shares of our common stock. The number of shares subject to the Treasury Warrant are subject to certain adjustments described below.

Exercise of the treasury warrant

The exercise price applicable to the Treasury Warrant is $6.20 per share of common stock for which the Treasury Warrant may be exercised. The Treasury Warrant may be exercised at any time on or before January 30, 2019. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the Treasury Warrant equal to the value of the aggregate exercise price of the Treasury Warrant determined by reference to the market price of our common stock on the trading day on which the Treasury Warrant is exercised or, if agreed to by us and the holder of the Treasury Warrant, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Treasury Warrant is subject to the further adjustments described below.

Upon exercise of the Treasury Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the holder of the Treasury Warrant. We will not issue fractional shares upon any exercise of the Treasury Warrant. Instead, the holder of the Treasury Warrant will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Treasury Warrant (less the pro-rated exercise price of the Treasury Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Treasury Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Treasury Warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the Treasury Warrant with the NYSE.

Adjustments to the treasury warrant

Adjustments in connection with stock splits, subdivisions, reclassifications and combinations

The number of shares for which the Treasury Warrant may be exercised and the exercise price applicable to the Treasury Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution adjustment

Until the earlier of December 31, 2011 and the date the holder of the Treasury Warrant no longer holds the Treasury Warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the Treasury Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder, on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of January 30, 2009.

Other distributions

If we declare any dividends or distributions other than certain ordinary cash dividends, the exercise price of the Treasury Warrant will be adjusted to reflect such distribution.

Certain repurchases

If we affect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Treasury Warrant and the exercise price will be adjusted.

Business combinations

In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the holder of the Treasury Warrant’s right to receive shares of our common stock upon exercise of the Treasury Warrant shall be converted into the right to exercise the Treasury Warrant for the consideration that would have been payable to the holder of the Treasury Warrant with respect to the shares of common stock for which the Treasury Warrant may be exercised, as if the Treasury Warrant had been exercised prior to such merger, consolidation or similar transaction.

Investor warrants

Shares of common stock subject to the investor warrants

The Investor Warrants is initially exercisable for 1,377,814 shares of our common stock. The number of shares subject to the Investor Warrants are subject to certain adjustments described below.

Exercise of the investor warrants

The exercise price applicable to the Investor Warrants is $5.00 per share of common stock for which the Investor Warrants may be exercised. The Investor Warrants may be exercised at any time on or before January 30, 2019. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the Investor Warrants equal to the value of the aggregate exercise price of the Investor Warrants determined by reference to the market price of our common stock on the trading day on which the Investor Warrants is exercised or, if agreed to by us and the holders of the Investor Warrants, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Investor Warrants is subject to the further adjustments described below.

Upon exercise of the Investor Warrants, certificates for the shares of common stock issuable upon exercise will be issued to the holders of the Investor Warrants. We will not issue fractional shares upon any exercise of the Investor Warrants. Instead, the holders of the Investor Warrants will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Investor Warrants (less the pro-rated exercise price of the Investor Warrants) for any fractional shares that would have otherwise been issuable upon exercise of the Investor Warrants. We will at all times reserve the aggregate number of shares of our common stock for which the Investor Warrants may be exercised. We have listed the shares of common stock issuable upon exercise of the Investor Warrants with the NYSE.

Adjustments to the investor warrants

Adjustments in connection with stock splits, subdivisions, reclassifications and combinations

The number of shares for which the Investor Warrants may be exercised and the exercise price applicable to the Investor Warrants will be proportionately adjusted in the event we pay stock dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution adjustment

If we issue any shares of common stock (or securities convertible or exercisable into common stock), or reduce the exercise, conversion or exchange price of an existing convertible security, at or to a consideration per share, or having a conversion, exercise, or exchange price per share, less than the exercise price of the Investor Warrants, then the number of shares of common stock into which the Investor Warrants is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets; and

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors.

We anticipate that this offering and the concurrent common stock offering will result in anti-dilution adjustments to the Investor Warrants.

Other distributions

If we declare any dividends or distributions other than certain ordinary cash dividends, the exercise price of the Investor Warrants will be adjusted to reflect such distribution.

Certain repurchases

If we affect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Investor Warrants and the exercise price will be adjusted.

Business combinations

In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the holders of the Investor Warrants’ right to receive shares of our common stock upon exercise of the Investor Warrants shall be converted into the right to exercise the Investor Warrants for the consideration that would have been payable to the holders of the Investor Warrants with respect to the shares of common stock for which the Investor Warrants may be exercised, as if the Investor Warrants had been exercised prior to such merger, consolidation or similar transaction.

Book-entry, settlement and clearance

The global security

The convertible preferred stock will be initially issued in the form of a registered security in global form (the “global security”). Upon issuance, the global security will be deposited with the depository as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the global security with DTC’s custodian, DTC will credit portions of the global security to the accounts of the DTC participants designated by the underwriter; and

•	ownership of beneficial interests in the global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Beneficial interests in the global security may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global security

All interests in the global security will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of the global security, that nominee will be considered the sole owner or holder of the depositary shares represented by the global security for all purposes under the deposit agreement. Except as provided below, owners of beneficial interests in the global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•	will not be considered the owners or holders of the securities under the deposit agreement for any purpose, including with respect to the giving of any direction, instruction or approval to the depository under the deposit agreement.

As a result, each investor who owns a beneficial interest in the global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the deposit agreement (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of dividends with respect to the depositary shares represented by the global security will be made by the depository to DTC’s nominee as the registered holder of the global security. Neither we nor the depository will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in the global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated securities

Convertible preferred stock in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the convertible preferred stock only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global security and a successor depositary is not appointed within 90 days; or

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days.

Certain U.S. federal income tax considerations

In this section, we summarize the material U.S. federal income tax considerations relating to the beneficial ownership, conversion and disposition of the convertible preferred stock and the beneficial ownership and disposition of the common stock received upon conversion thereof. This summary deals only with the convertible preferred stock and common stock held as capital assets as defined in the Code (generally, property held for investment).

We do not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to you if you are a holder subject to special rules, such as a bank, thrift institution, real estate investment trust, personal holding company, insurance company, a dealer in securities or currencies, a trader in securities that has elected the mark-to-market method of accounting for your securities, a regulated investment company, a controlled foreign corporation, a passive foreign investment company or a U.S. expatriate. Further, we do not address:

•	the U.S. federal income tax consequences to you if you are a tax exempt organization that holds the convertible preferred stock or common stock;

•	the U.S. federal estate, gift or alternative minimum tax consequences to you of the purchase, beneficial ownership, conversion or disposition of the convertible preferred stock or common stock;

•	the U.S. federal income tax consequences to you if you hold the convertible preferred stock or common stock in a “straddle” or as part of a “hedging,” “conversion” or “constructive sale” transaction or if you are a U.S. Holder (as defined below) whose “functional currency” is not the U.S. dollar; or

•	any state, local or foreign tax consequences to you of the purchase, beneficial ownership, conversion or disposition of the convertible preferred stock or common stock.

This summary is based on the Code, Treasury regulations (proposed, temporary and final) issued thereunder and administrative and judicial interpretations thereof, all as they currently exist as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

You are a “U.S. Holder” if you are a beneficial owner of the convertible preferred stock or common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

You are a “Non-U.S. Holder” if you are a beneficial owner of the convertible preferred stock or common stock that is not a U.S. Holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the convertible preferred stock or common stock, the U.S. federal income tax treatment of the partnership and its partners generally will depend on the status of the partner and the activities of the partnership and its partners. If you are a partner in a partnership holding the convertible preferred stock or common stock, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in the convertible preferred stock or common stock.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR CONVERTIBLE PREFERRED STOCK OR OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR CONVERTIBLE PREFERRED STOCK AND OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF THE CONVERTIBLE PREFERRED STOCK AND THE COMMON STOCK.

U.S. holders

Dividends

Any distribution with respect to the convertible preferred stock or our common stock that we pay out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will constitute a dividend and will be includible in gross income by you when paid.

Any such dividend will be eligible for the dividends-received deduction if you are a qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends-received deduction. This holding period is reduced by any period of time in which your risk of loss with respect to the common stock or convertible preferred stock is diminished by certain options or similar arrangements. In addition, if you are a corporate U.S. Holder, you may be required to reduce your basis in your interest in the convertible preferred stock or common stock with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. Further, the amount of the dividends-received deduction may be reduced with respect to holders of convertible preferred stock or common stock who finance the acquisition of such stock in whole or part by incurring debt. You should consult your own tax advisor concerning the application of these rules in light of your particular circumstances.

In addition, any such dividend will be considered a “qualified dividend” provided that certain minimum holding period requirements are satisfied. Qualified dividend income received in taxable years beginning before January 1, 2011 by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced rates of taxation.

Distributions with respect to the convertible preferred stock or our common stock in excess of our current or accumulated earnings and profits would be treated first as a non-taxable return of capital to the extent of your basis in the convertible preferred stock or our common stock, and thereafter as gain from the sale or exchange of such stock.

Sale, exchange or other disposition

Upon a sale, exchange or other disposition of the convertible preferred stock or common stock, you generally will recognize capital gain or loss equal to the difference between the amount realized (although any amount attributable to declared and unpaid dividends on the convertible preferred stock may be taxable as described above to U.S. Holders of record who have not previously included such dividends in income) and your adjusted tax basis in the convertible preferred stock or common stock. Your adjusted tax basis in the convertible preferred stock or common stock at the time of any such disposition generally should equal your initial tax basis in the convertible preferred stock or common stock at the time of purchase, reduced by the amount of any cash distributions treated as a return of capital as described above. Such capital gain or loss generally will be long-term capital gain or loss if you have held the convertible preferred stock or common stock for more than one year at the time of disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of the convertible preferred stock into common stock

You generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of the convertible preferred stock. The adjusted tax basis of our common stock that you receive on conversion will equal the adjusted tax basis of the convertible preferred stock converted (reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash, as described below), and the holding period of such common stock received on conversion will generally include the period during which you held the convertible preferred stock prior to conversion.

Cash received in lieu of a fractional share of common stock will generally be treated as a payment in a taxable exchange for such fractional share, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share. Any cash received attributable to any declared and unpaid dividends on the convertible preferred stock will be treated as described above under “—Dividends.”

Adjustment of the conversion price

The conversion price of the convertible preferred stock is subject to adjustment under certain circumstances. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. Holder of the convertible preferred stock as having received a constructive distribution includable in such U.S. Holder’s income in the manner as described above under “—Dividends,” above, if and to the extent that certain adjustments in the conversion price increase the proportionate interest of a U.S. Holder in our assets or earnings and profits. In addition, an adjustment to the conversion price of the convertible preferred stock or a failure to make such an adjustment could potentially give rise to constructive distributions to U.S. Holders of our common stock. Thus, under certain circumstances, U.S. Holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. Holders of the convertible preferred stock, however, should generally not be considered to result in a constructive dividend distribution.

Backup withholding and information reporting

In general, you may be subject to backup withholding, currently at a rate of 28% (which rate is scheduled to increase to 31% in 2011), and information reporting with respect to distributions with respect to the convertible preferred stock or common stock and the proceeds received from the disposition of the convertible preferred stock or common stock, unless you are an entity exempt from backup withholding, such as a tax-exempt entity, and, when required, demonstrate this fact. If you are not exempt, you may be subject to backup withholding and information reporting unless you provide your Taxpayer Identification Number, or “TIN,” which, if you are an individual, is your Social Security Number; you certify, under penalties of perjury, that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are not subject to backup withholding because (a) you are exempt from backup withholding, (b) you have not been notified by the Internal Revenue Service (“IRS”) that you are subject to backup withholding due to underreporting of interest or dividends or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and you otherwise comply with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax and may entitle you to a refund, provided that you furnish the required information to the IRS in a timely manner.

Non-U.S. holders

Dividends

In general, dividends (including any constructive distributions taxable as dividends) with respect to the convertible preferred stock or common stock will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, are attributable to your permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. You will be required to comply with certain certification and disclosure requirements in order for effectively connected income to be exempt from withholding or to claim a reduced treaty rate. Any such effectively connected dividends received by you if you are a corporation may also, under certain circumstances, be subject to a branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable tax treaty.

Sale, exchange or other disposition

Any gain that you realize upon a sale, exchange or other disposition of the convertible preferred stock or common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional share of common stock) generally will not be subject to U.S. federal income or withholding tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States and, in the case of an applicable tax treaty, is attributable to your permanent establishment in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain conditions are met; or

•	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held the convertible preferred stock or common stock. However, we do not believe that we are currently, and do not anticipate becoming, a U.S. real property holding corporation.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale at applicable individual or corporate rates. If you are a corporation, then any such effectively connected gain may also, under certain circumstances, be subject to the branch profits tax at a 30% rate, or such lower rate as may be prescribed under an applicable tax treaty. If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal tax on the gain derived from the sale, which may be offset by U.S.-source capital losses, even though you are not considered a resident of the United States.

Conversion of the convertible preferred stock into our common stock

You generally will not recognize any gain or loss in respect of the receipt of our common stock upon the conversion of the convertible preferred stock, except with respect to any cash received in lieu of a fractional share that is taxable as described above under “—Sale, Exchange or Other Disposition.” Any cash received attributable to any declared and unpaid dividends on the convertible preferred stock will be treated as described above under “Non-U.S. Holders—Dividends.”

Adjustment of the conversion price

As described above under “—U.S. Holders—Adjustment of the Conversion Price”, adjustments in the conversion price (or failures to adjust the conversion price) that increase the proportionate interest of a Non-U.S. Holder in our assets or earnings and profits could result in deemed distributions to the Non-U.S. Holder that are taxed as described under “—Dividends.” Any constructive dividend deemed paid to you will be subject to U.S. federal withholding tax at a 30% rate, unless such rate is reduced by an applicable tax treaty. It is possible that U.S. federal tax on the constructive dividend would be withheld from subsequent payments on the convertible preferred stock or our common stock. If you are subject to withholding tax under such circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax.

Backup withholding and information reporting

In general, you will not be subject to backup withholding with respect to payments that we make to you, provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us an appropriate statement certifying, under penalties of perjury, that you are not a U.S. person. In addition, you will not be subject to backup withholding with respect to the proceeds of the sale of the convertible preferred stock or common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption. However, we will be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

Additional withholding requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of the convertible preferred stock or common stock paid after December 31, 2012 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and TIN of each substantial U.S. owner and such entity meets certain other specified requirements.

ERISA considerations

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, or other retirement plan, account or arrangement to acquire or hold our securities should consider whether an investment in our securities would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, the ERISA, or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans, each a Plan, and, collectively, the Plans, from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons” under the Code, or “parties in interest” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made), and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws, herein referred to collectively as the “Similar Laws.”

The acquisition or holding of our securities by a Plan with respect to which we, the underwriters or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless our securities are acquired or held pursuant to and in accordance with an applicable exemption. Accordingly, in such situations, our securities may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a

Prohibited Transaction Class Exemption, or the PTCE, such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of securities is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption” for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration.

Each purchaser or holder of our securities or any interest therein, and each person making the decision to purchase or hold our securities on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), on each day from the date on which the purchaser or holder acquires its interest in our securities to the date on which the purchaser disposes of its interest in our securities , by its purchase or holding of our securities or any interest therein that (a) its purchase and holding of our securities is not made on behalf of or with “plan assets” of any Plan, or (b) if its purchase and holding of our securities is made on behalf of or with “plan assets” of a Plan, then (i) its purchase and holding of our securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) neither we, the underwriters, nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21) of ERISA) in connection with the purchase or holding of our securities and has not provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of our securities . Each purchaser and holder of our securities or any interest therein on behalf of any governmental plan, church plan, and foreign plan will be deemed to have represented and warranted by its purchase or holding of our securities or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing our securities on behalf of or with “plan assets” of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable.

Underwriting

We are offering the convertible preferred stock described in this prospectus supplement through J.P. Morgan Securities LLC as sole book-running manager and underwriter of the offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of convertible preferred stock listed next to its name in the following table:

Number of
shares of
convertible
Name	preferred stock

J.P. Morgan Securities LLC	13,500,000
Total	13,500,000

The underwriter is committed to purchase all the shares of convertible preferred stock offered by us if it purchases any shares, other than the option shares described below.

The underwriter proposes to offer the shares of convertible preferred stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.01 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

The underwriter has an option to purchase from us up to 692,250 of convertible preferred stock to cover sales of shares by the underwriter which exceed the number of shares specified in the table above. The underwriter has 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any additional shares of convertible preferred stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of convertible preferred stock less the amount paid by the underwriter to us per share of convertible preferred stock.

The underwriting discounts and commissions will be $1.00 per share of convertible preferred stock with respect to shares sold to non-affiliates of ours and $0.40 per share of convertible preferred stock on shares sold to affiliates of ours.

MP Thrift plans to purchase an aggregate of 8,884,637 shares of convertible preferred stock in this offering at the public offering price set forth on the cover page of this prospectus supplement. Any shares purchased by MP Thrift will be subject to the restrictions on re-sale included in the lock-up agreements for certain holders of more than 5% of our common stock described below.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares.

	Without over-	With full over-
	allotment exercise	allotment exercise

Per share(1)	$1.00	$1.00
Total(1)	$8,169,217.80	$8,861,467.80

(1)	The underwriting discounts and commissions will be $1.00 per share of convertible preferred stock. However, the underwriters have agreed that the underwriting discounts and commissions will be $0.40 per share of convertible preferred stock for sales to affiliates, including MP Thrift. The total underwriting discounts and commissions and the total proceeds to us, before expenses, reflect the reduced discount for the 8,884,637 shares of convertible preferred stock to be purchased by affiliates of ours.

We estimate that the total expenses of this offering and the concurrent common stock offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.2 million.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus supplement. The foregoing restrictions do not apply to:

•	the sale of shares of convertible preferred stock to the underwriter; or

•	the sale of common stock in the concurrent common stock offering; or

•	any shares of our common stock issued upon the exercise or vesting of options and awards granted under our stock-based compensation plans.

In addition, our directors, executive officers and certain holders of more than 5% of our common stock have entered into lock up agreements with the underwriter prior to the commencement of this offering pursuant to which we and each of these persons or entities, for a period of 90 days after the date of this prospectus supplement, may not, subject to certain specified exemptions, without the prior written consent of J.P. Morgan Securities LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members or shareholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, or (iii) make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, whether any such transaction described in clauses (i) and (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The 90-day restricted periods described above is subject to extension under certain circumstances if:

•	during the last 17-days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 18-day period, the restrictions described above shall continue to apply until the expiration of the 90-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NYSE under the symbol “FBC”. We have applied to list the shares of convertible preferred stock on the NYSE. If the shares of convertible preferred stock are approved for listing, trading on the NYSE is expected to begin within 30 days of the initial delivery of the convertible preferred stock. We expect to list the convertible preferred stock on the NYSE under the symbol “FBC PR.”

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock or shares of convertible preferred stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock or shares of convertible preferred stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock or convertible preferred stock, which involves the sale by the underwriter of a greater number of shares of common stock or convertible preferred stock than it is required to purchase in this offering, and purchasing shares of common stock or convertible preferred stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising its over- allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock or convertible preferred stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock and convertible preferred stock. These activities may have the effect of raising or maintaining the market price of the common stock or convertible preferred stock or preventing or retarding a decline in the market price of the common stock or convertible preferred stock, and, as a result, the price of the common stock or convertible preferred stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, they may discontinue them at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

In addition, in connection with this offering the underwriter (and selling group members) may engage in passive market making transactions in our common stock on the NYSE prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NYSE no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock or convertible preferred stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Neither we nor the underwriter can assure investors that an active trading market will develop for our convertible preferred stock, or that the convertible preferred stock will trade in the public market at or above the public offering price.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter and its affiliates have provided in the past to MP Thrift, us and certain of our and MP Thrift’s affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for MP Thrift, us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Specifically, J.P. Morgan Securities LLC is expected to receive certain fees in connection with the concurrent common stock offering and may receive certain advisory fees in connection with any consummated disposition of our non-performing assets. In addition, from time to time, the underwriter and its affiliates may effect transactions for its own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Selling restrictions

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or each a “Relevant Member State, from and including the date on which the European Union Prospectus Directive, or the EU Prospectus Directive, is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manger for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Where you can find more information

We are subject to the information requirements of the exchange act, which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are available at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements and other information from the Public Reference Room of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding us that we file electronically with the SEC. You may also access our SEC filings free of charge on our website at www.flagstar.com.

We have filed with the SEC a registration statement on Form S-3 (Registration File No. 333-162823) covering the securities offered by this prospectus supplement. You should be aware that this prospectus supplement does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain a copy of the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus supplement concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

You can inspect our reports, proxy statements and other information that we file at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

We are “incorporating by reference” into this prospectus supplement specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offerings of all of the securities covered by this prospectus supplement has been completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K or Rule 406T of Regulation S-T, which is not deemed filed under the Exchange Act). This prospectus supplement and the accompanying prospectus are part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus supplement the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, filed with the SEC on May 10, 2010 and August 9, 2010, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on January 12, 2010, January 28, 2010, February 9, 2010, June 1, 2010, August 19, 2010, and October 27, 2010; and

•	The description of our capital stock contained in our Registration Statement on Form 8-A dated and filed with the SEC on June 28, 2001, including any amendments or reports filed with the SEC for the purpose of updating such description.

Some of the agreements incorporated by reference into this prospectus supplement under the Exchange Act contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompany prospectus are delivered, a copy of any of the documents referred to above by written or oral request to:

Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098
Attention: Paul D. Borja, CFO
Telephone: (248) 312-2000

We maintain a web site at www.flagstar.com. The information on our website is not considered a part of, or incorporated by reference in, this prospectus supplement, the accompanying prospectus, or any other document we file with or furnish to the SEC.

Legal matters

The validity of the securities offered by this prospectus supplement will be passed upon for us by Kutak Rock LLP, Washington, DC. The validity of the securities offered by this prospectus supplement will be passed upon for the underwriter by Simpson Thacher & Bartlett LLP, New York, New York.

Experts

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, have been audited by Baker Tilly Virchow Krause, LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

Preferred Stock

Common Stock

Warrants

Stock Purchase Contracts

Units

Rights

By this prospectus, we may offer to sell, from time to time, our preferred stock, common stock, warrants, stock purchase contracts, units and rights in an amount that, in the aggregate, will not exceed $2,000,000,000. Any preferred stock offered hereby may be convertible into, or exercisable or exchangeable for, our common stock or preferred stock. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “FBC.”

This prospectus describes some of the general terms that may apply to these securities. This prospectus may not be used to sell any offered securities unless it is accompanied by a prospectus supplement that describes the specific terms of any securities to be offered and the offering. You should read this prospectus and any prospectus supplement carefully before you decide to invest.

Investing in our securities involves a high degree of risk. Before buying our securities, you should refer to the risk factors included on page 1, in our periodic reports, in prospectus supplements relating to specific offerings and in other information that we file with the Securities and Exchange Commission.

The securities being offered are not savings accounts, deposits or obligations of any bank and are not insured by any insurance fund of the Federal Deposit Insurance Corporation or any other governmental organization.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2009.

About this prospectus

We filed the registration statement using a “shelf” registration process. Under this process, we may, from time to time, offer any combination of the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. The price to be paid for the offered securities described in this prospectus will be determined at the time of the sale. Each time that we offer our securities, we will provide a supplement to this prospectus detailing specific information about each proposed sale. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement you should rely on the information in that prospectus supplement.

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (“SEC”). This prospectus is only a part of that registration statement, and does contain all of the information that is included in the registration statement, several sections of which are not included at all in this prospectus. The statements contained in this prospectus and any applicable prospectus supplement, including statements as to the contents of any contract or other document, are not necessarily complete. You should refer to the registration statement and to an actual copy of the contract or document filed as an exhibit to the registration statement for more complete information. The registration statement may be obtained from the SEC through one of the methods described in “WHERE YOU CAN FIND ADDITIONAL INFORMATION.”

You should only rely on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of the date on the front cover of the document and that any information incorporated by reference is accurate as of the date of the document incorporated by reference. Our business, financial condition, results of operations, and prospects may have changed since that date.

In this prospectus, unless the context requires otherwise or unless as otherwise expressly stated, references to “we,” “our,” “us,” “the Company,” and “Flagstar” refer collectively to Flagstar Bancorp, Inc. and its subsidiaries.

Risk factors

Investing in the offered securities described in this prospectus involves risk. You should carefully consider the risks discussed herein, as well as the risks discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in any other documents incorporated by reference in this prospectus, including without limitation any updated risk factors included in our subsequently filed quarterly reports on Form 10-Q and subsequently filed annual reports on Form 10-K, and any amendments to any of these documents. In addition, you should carefully consider all of the other information included in or incorporated by reference into this prospectus and any applicable prospectus supplement, including our financial statements and related notes, in evaluating an investment in our securities. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. The applicable prospectus supplement may contain a discussion of additional risks applicable to an investment in us and the particular type of security we are offering under that prospectus supplement.

Forward-Looking statements

This prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In many but not all cases you can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “projection,” “should,” “will” and “would” or the negative of these terms or other similar expressions. These forward-looking statements include statements regarding our assumptions, beliefs, expectations or intentions about the future, and are based on information available to us at this time. These statements are not statements of historical fact. We assume no obligation to update any of these statements and specifically decline any obligation to update or correct any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Forward-looking statements are estimates and projections reflecting our judgment and involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements.

Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations or projections contained in the forward-looking statements are: (1) our business has been and may continue to be adversely affected by conditions in the global financial markets and economic conditions generally; (2) general business, economic and political conditions may significantly affect our earnings; (3) we depend on our institutional counterparties to provide services that are critical to our business. If one or more of our institutional counterparties defaults on its obligations to us or becomes insolvent, it could have a material adverse effect on our earnings, liquidity, capital position and financial condition; (4) defaults by another larger financial institution could adversely affect financial markets generally; (5) if we cannot effectively manage the impact of the volatility of interest rates our earnings could be adversely affected; (6) the value of our mortgage servicing rights could decline with reduction in interest rates; (7) certain hedging strategies that we use to manage our investment in mortgage servicing rights may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates; (8) we use estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; (9) changes in the fair value or ratings downgrades of our securities may reduce our stockholders’ equity, net earnings, or regulatory capital ratios; (10) current and further deterioration in the housing and commercial real estate markets may lead to increased loss severities and further increases in delinquencies and non-performing assets in our loan portfolios. Additionally, the performance of our standby and commercial letters of credit may be adversely affected as well. Consequently, our allowance for loan losses and guarantee liability may not be adequate to cover actual losses, and we may be required to materially increase our reserves; (11) our secondary market reserve for losses could be insufficient; (12) our home lending profitability could be significantly reduced if we are not able to resell mortgages; (13) our commercial real estate and commercial business loan portfolios carry heightened credit risk; (14) our ability to borrow funds, maintain or increase deposits or raise capital could be limited, which could adversely affect our liquidity and earnings; (15) we may be required to raise capital at terms that are materially adverse to our stockholders; (16) our holding company is dependent on the Bank for funding of obligations and dividends; (17) future dividend payments and common stock repurchases are restricted by the terms of the Treasury’s equity investment in us; (18) we may not be able to replace key members of senior management or attract and retain qualified relationship managers in the future; (19) the network and computer systems on which we depend could fail or experience a security breach; (20) our business is highly regulated; (21) our business has volatile earnings because it operates based on a multi-year cycle; (22) our loans are geographically concentrated in only a few states; (23) we are subject to heightened regulatory scrutiny with respect to bank secrecy and anti-money laundering statutes and regulations; (24) we are subject to increased costs resulting from government changes in loan servicing requirements; and (25) we are a controlled company that is exempt from certain NYSE corporate governance requirements.

We believe these forward-looking statements are reasonable; however, these statements are based on current expectations. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

In light of these risks, uncertainties and assumptions, the forward-looking statements and events discussed in or incorporated by reference into this prospectus and any applicable prospectus supplement might not be achieved or occur as planned. We urge you to review and consider the factors described above, and those described under the heading “RISK FACTORS,” as well as those included in our reports and filings with the SEC, for information about risks and uncertainties that may affect our future results. All forward-looking statements we make after the date of this prospectus or any applicable prospectus supplement are also qualified by this cautionary statement and identified risks.

The company

We are a Michigan-based savings and loan holding company founded in 1993. Our business is primarily conducted through our principal subsidiary, Flagstar Bank, FSB (the “Bank”), a federally chartered stock savings bank. At September 30, 2009, our total assets were $14.8 billion, making us one of the largest publicly-held savings banks headquartered in the Midwest and one of the 15 largest savings banks in the United States. Our principal executive offices are located at 5151 Corporate Drive, Troy, Michigan 48098, and our telephone number is (248) 312-2000. We are a controlled company because MP Thrift Investments L.P. (“MP Thrift”), an entity formed by MP Thrift Global Partners III LLC, an affiliate of MatlinPatterson Global Advisors LLC, owns approximately 80% of our voting stock. Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “FBC.” Our website is www.flagstar.com, but the website is not incorporated by reference into or otherwise a part of this prospectus and you should not rely on it in deciding whether to invest in our securities.

The Bank is a member of the Federal Home Loan Bank of Indianapolis (“FHLB”) and is subject to regulation, examination and supervision by the Office of Thrift Supervision (“OTS”) and the Federal Deposit Insurance Corporation (“FDIC”). The Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund (“DIF”).

Our business is comprised of two operating segments—banking and home lending. Our banking operation offers a line of consumer and commercial financial products and services to consumers and to small and middle market businesses through a network of banking centers (i.e., our bank branches) in Michigan, Indiana, and Georgia. Our home lending operation originates, acquires, sells and services mortgage loans on one-to-four family residences in the United States. Each operating segment supports and complements the operation of the other, with funding for the home lending operation primarily provided by deposits and borrowings obtained through the banking operation. At September 30, 2009, we operated 176 banking centers (of which 40 are located in retail stores such as Wal-Mart) located in Michigan, Indiana and Georgia. We also operated 42 home loan centers located in 18 states.

Our earnings include net interest income from our retail banking activities and non-interest income from sales of residential mortgage loans to the secondary market, the servicing of loans for others, the sale of servicing rights related to mortgage loans serviced and fee-based services provided to our customers. Approximately 99% of our total loan production during 2008 and the first three quarters of 2009 represented mortgage loans and home equity lines of credit that were collateralized by first or second mortgages on single-family residences.

Description of securities we may offer

The following is a brief description of the general terms and provisions of the securities that we may offer pursuant to this prospectus and a prospectus supplement. The terms of the securities offered will be described in a prospectus supplement. We also refer you to the more detailed provisions of, and the following description is qualified in its entirety by reference to, our amended and restated articles of incorporation, as amended, our bylaws, as amended, and the applicable agreements pursuant to which securities may be issued and the forms of those securities, which are incorporated by reference in this registration statement.

Description of preferred stock

Our authorized capital stock consists of 3,025,000,000 shares, including 25,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, there were 266,657 shares of our preferred stock outstanding. The following is a description of the general terms that will apply to preferred stock that we may offer by this prospectus in the future. When we issue a particular series, we will describe the specific terms of the series of preferred stock in a prospectus supplement. The description of provisions of our preferred stock included in any prospectus supplement may not be complete and is qualified in its entirety by reference to the description in our amended and restated articles of incorporation, as amended, and our certificate of designation, which will describe the terms of the offered preferred stock and be filed with the SEC at the time of sale of that preferred stock. At that time, you should read our amended and restated articles of incorporation, as amended, and any certificate of designation relating to each particular series of preferred stock for provisions that may be important to you.

Our board of directors is authorized to adopt board resolutions from time to time to provide for the issuance of shares of preferred stock in one or more series and to fix and state the powers, designations preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, including, but not limited to, determination of any of the following:

•	the designation for a series of preferred stock;

•	the number of shares included in the series of preferred stock;

•	the dividend rates, amounts and other rights relating to the dividends;

•	the voting rights;

•	the redemption provisions;

•	the relative ranking, preferences and rights upon liquidation, dissolution or winding up of us;

•	the terms of any sinking fund or retirement;

•	the terms of conversion or exchange;

•	the subscription or purchase price and form of consideration;

•	whether redeemed or converted shares shall have the status of authorized but unissued shares and whether such shares may be reissued as shares of the same or any other series of preferred stock; and

•	any other designations, preferences, limitations or rights that are now or hereafter permitted by applicable law and are not inconsistent with our amended and restated articles of incorporation, as amended.

Description of common stock

General

Our authorized capital stock consists of 3,025,000,000 shares, including 3,000,000,000 shares of common stock, $0.01 par value per share, and 25,000,000 shares of preferred stock, $0.01 par value per share. As of December 24, 2009, there were 468,770,671 shares of our common stock issued and outstanding.

Our common stock trades on the New York Stock Exchange under the trading symbol “FBC.” Our transfer agent is Registrar and Transfer Company, Cranford, New Jersey.

Each share of our common stock is entitled to one vote on each matter submitted to a vote of the stockholders and is equal to each other share of our common stock with respect to voting, liquidation and dividend rights. Holders of our common stock have no conversion rights, and are not entitled to any preemptive or subscription rights. Holders of our common stock are not permitted to take any action by written consent. Our common stock is not subject to redemption or any further calls or assessments. Our common stock does not have cumulative voting rights in the election of directors. In addition to the board of directors, the shareholders may also adopt, repeal, alter, amend or rescind our bylaws.

Dividend policies

Holders of our common stock are entitled to receive the dividends, if any, as may be declared by our board of directors out of assets legally available therefor and to receive net assets in liquidation after payment of all amounts due to creditors and any liquidation preference due to preferred stockholders. We have declared dividends on our common stock on a quarterly basis in the past. However, in February 2008, our board of directors suspended the payment of dividends on our common stock. In addition, we currently are contractually restricted in the payment of dividends on our common stock. The amount of and nature of any dividends declared on our common stock in the future will be determined by our board of directors in their sole discretion and will be subject to contractual restrictions.

Liquidation rights

In the event we liquidate, dissolve or wind up, each holder of our common stock would be entitled to receive a pro rata portion of all assets, after we pay or provide for payment of all our debts and liabilities. In addition, the holders of our preferred stock have a priority over the holders of our common stock in the distribution of our assets when we liquidate or dissolve.

Nomination of directors and shareholder proposals

In addition to our board of directors, shareholders may nominate candidates for election to our board of directors. However, a shareholder must follow the advance notice procedures described in our amended and restated articles of incorporation, as amended. Under our amended and restated articles of incorporation, as amended, shareholders must provide written notice of nominations for new directors or proposals for new business to our Secretary not fewer than 30 days nor more than 60 days prior to the date of a meeting. If we provide less than 40 days notice of a meeting, this prior notice of the nomination to the board of directors may be given to the Secretary up to 10 days following the day on which notice of the meeting is mailed to shareholders, even if that date is less than 30 days prior to the meeting. The information that must be included in the notice must comply with the requirements set forth in the amended and restated articles of incorporation, as amended. Shareholders may propose additional matters for action at meetings by following similar procedures.

Issuance of additional shares

In the future, the authorized but unissued and unreserved shares of common stock will be available for general corporate purposes. The purposes may include, but are not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering, or pursuant to future employee benefit plans. Subject to the rules and regulations of the New York Stock Exchange, generally, no stockholder approval would be required for the issuance of these additional shares, although certain transactions or employee benefit plans may otherwise be required to be approved by our shareholders.

Restrictions on acquisition of common stock and anti-takeover provisions

Change in Bank Control Act and savings institution holding company and provisions of home owners’ loan act

Federal laws and regulations contain a number of provisions which restrict the acquisition of insured institutions, such as our wholly owned subsidiary, Flagstar Bank, and us, a savings institution holding company. The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more persons, may acquire control of a savings institution unless the OTS has been given 60 days prior written notice and the OTS does not issue a notice disapproving the proposed acquisition. In addition, certain provisions of the Home Owners Loan Act provide that no company may acquire control of a savings institution holding company without the prior approval of the OTS.

Pursuant to applicable regulations, control of a savings institution or its holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of a savings institution or its holding company or the ability to control the election of a majority of the directors of either entity. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or more than 25% of any class of stock, of a savings institution or its holding company, where one or more enumerated “control factors” are also present in the acquisition. The OTS may prohibit an acquisition of control if it finds, among other things, that (i) the acquisition would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings association, or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

Michigan anti–takeover statutes

Michigan has enacted several statutes which impose restrictions on our acquisition. Chapter 7A of the Michigan Business Corporation Act (“MBCA”) is applicable to us. Subject to certain exceptions, Chapter 7A provides that a corporation shall not engage in any business combination with any “interested stockholder” (as defined below) unless an advisory statement is given by the board of directors and the combination is approved by a vote of at least 90% of the votes of each class of stock entitled to vote and at least two-thirds of the votes of each class of stock entitled to vote other than the voting shares owned by the interested stockholder. However, these statutory requirements do not apply if, prior to the date that an interested stockholder first becomes an interested stockholder, the board of directors by resolution approves or exempts such business combinations generally or a particular combination from the requirements of the MBCA. Furthermore, the voting requirement does not apply to a business combination if: (a) specified fair price criteria are met, as described below; (b) the consideration to be given to the stockholders is in cash or in the form the interested stockholder paid for shares of the same class or series; and (c) between the time the interested stockholder becomes an interested stockholder and before the consummation of a business combination the following conditions are met: (1) any preferred stock dividends are declared and paid on their regular date; (2) the annual dividend rate of stock other than preferred stock is not reduced and is raised if necessary to reflect any transaction which reduces the number of outstanding shares; (3) the interested stockholder does not receive any financial assistance or tax advantage from the corporation other than proportionally as a stockholder; (4) the interested stockholder does not become the beneficial owner of any additional shares of the corporation; and (5) at least five years have elapsed. An “interested stockholder” is generally defined to mean any person that: (a) is the owner of 10% or more of the outstanding voting stock of such corporation, or (b) is an affiliate of a corporation and was the owner of 10% or more of the outstanding voting stock of the corporation at any time within two years immediately prior to the relevant date.

Chapter 7A’s fair price criteria include the following: (a) the aggregate amount of the cash and market value of the noncash consideration to be received by the holders of common stock is at least as much as the higher of (1) the highest price the interested stockholder paid for stock of the same class or series within the two-year period immediately prior to the announcement date of the combination proposal, and (2) the market value of stock of the same class or series on the announcement date or on the determination date; and (b) the aggregate amount of the cash and market value of the noncash consideration to be received by holders of stock other than common stock is at least as much as the highest of (1) the highest price the interested stockholder paid for the same class or series within the two-year period immediately prior to the announcement date of the combination proposal, (2) the highest preferential amount per share to which the holders of such stock are entitled in the event of any liquidation, dissolution, or winding up of the corporation, and (3) the market value of stock of the same class or series on the announcement date or on the determination date.

Under certain circumstances, Chapter 7A may make it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a five-year period, although the stockholders may elect that we not be governed by this section, upon the affirmative vote of 90% of the outstanding voting shares and two-thirds of the shares not owned by the interested stockholder. Our stockholders have taken no action to exclude us from restrictions imposed under Chapter 7A of the MBCA and our amended and restated articles of incorporation, as amended, include these provisions by reference. It is anticipated that the provisions of Chapter 7A may encourage companies interested in acquiring us to negotiate in advance with the board of directors.

Certain anti-takeover provisions in our amended and restated articles of incorporation

The following discussion is a general summary of certain provisions of our amended and restated articles of incorporation and bylaws, each as amended, which may be deemed to have an “anti-takeover” effect. The description of these provisions is necessarily general and reference should be made in each case to our amended and restated articles of incorporation and bylaws, each as amended, which are incorporated herein by reference.

In addition to discouraging a takeover attempt which a majority of our stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of management more difficult. It is thus possible that incumbent officers and directors might be able to retain their positions (at least until their term of office expires) even though a majority of the stockholders desire a change.

Availability of preferred stock

Our amended and restated articles of incorporation, as amended, authorize the issuance of up to 25,000,000 shares of preferred stock, which may be issued with rights and preferences that could impede an acquisition. This preferred stock, some of which we have yet to issue, together with authorized but unissued shares of common stock, could also represent additional capital stock required to be purchased by an acquirer. See “—Description of Preferred Stock.”

Advance notice requirement for nominations

Our amended and restated articles of incorporation, as amended, provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to our Secretary not fewer than 30 or more than 60 days in advance of the meeting. Management believes that it is in our and our stockholders’ best interests to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best general interest of stockholders.

Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Size of board of directors; filling of vacancies

Our amended and restated articles of incorporation, as amended, provide that the number of our directors (exclusive of directors, if any, to be elected by the holders of any to-be-issued shares of preferred stock) should not be fewer than seven or more than 15 as shall be provided from time to time in accordance with our bylaws, as amended.

Additionally, the power to determine the number of directors within these numerical limitations and the power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested in our board of directors. The overall effect of such provisions may be to prevent a person or entity from immediately acquiring control of us through an increase in the number of our directors and election of his, her or its, nominees to fill the newly created vacancies.

Amendment of bylaws

Our amended and restated articles of incorporation, as amended, provide that our bylaws may be amended by the affirmative vote of either a majority of our board of directors or the holders of at least a majority of the outstanding shares of our stock entitled to vote generally in the election of directors (the same shareholder voting requirement as specified in the MBCA). Our bylaws, as amended, contain numerous provisions concerning its governance, such as fixing the number of directors and determining the number of directors constituting a quorum. By reducing the ability of a potential corporate raider to make changes in our bylaws and to reduce the authority of our board of directors or impede its ability to manage the company, this provision of our amended and restated articles of incorporation, as amended, could have the effect of discouraging a tender offer or other takeover attempt where the ability to make fundamental changes through bylaw amendments is an important element of the takeover strategy of the acquirer.

Benefit plans

In addition to the provisions of our amended and restated articles of incorporation and bylaws, each as amended, described above, certain of our and the Bank’s benefit plans contain provisions that also may discourage hostile takeover attempts which our board of directors and the Bank might conclude are not in our, our Bank’s or our stockholders’ best interests.

Description of warrants

We may issue warrants to purchase preferred stock or common stock. We may offer warrants separately or together with one or more additional warrants, preferred stock, or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. The forms of each of the warrants will be filed as exhibits to the registration statement or incorporated by reference as exhibits to the registration statement from a current or periodic report that we file with the SEC.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of the preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities;

•	preferred stock or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the number of shares of preferred stock or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of stock purchase contracts

The stock purchase contracts will represent contracts obligating holders to purchase from, or sell to, us, and obligating us to purchase from, or sell to, the holders, a specified or variable number of shares of our capital stock at a future date or dates. The price per share of capital stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula contained in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. We may issue the stock purchase contracts in such amounts and in as many distinct series as we wish. The forms of each of the stock purchase contracts will be filed as exhibits to the registration statement or incorporated by reference as exhibits to the registration statement from a current or periodic report that we file with the SEC.

The stock purchase contracts may be entered into separately or as a part of units consisting of a stock purchase contract and a beneficial interest in senior debt securities, subordinated debt securities, preferred stock, debt obligations of third parties, including Treasury securities, other stock purchase contracts or shares of our capital stock securing the holders’ obligations under the stock purchase contracts to purchase or to sell the shares of our capital stock. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase contracts, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered or global form.

Description of units

We may issue units comprising one or more of the other securities described in this prospectus in any combination. Units may also include debt obligations of third parties, such as Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. The forms of each of the units will be filed as exhibits to the registration statement or incorporated by reference as exhibits to the registration statement from a current or periodic report that we file with the SEC.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

Description of rights

We may distribute rights, which may or not be transferable, to the holders of our common stock as of a record date set by our board of directors, at no cost to such holders. Each holder will be given the right to purchase a specified number of whole shares of our common stock for every common share that the holder thereof owned on such record date, as set forth in the applicable prospectus supplement. No fractional rights or rights to purchase fractional shares will be distributed in any rights offering. The rights will be evidenced by rights certificates, which may be in definitive or book-entry form. Each right will entitle the holder to purchase common stock at a rate and price per share to be established by our board of directors, as set forth in the applicable prospectus supplement. If holders of rights wish to exercise their rights, they must do so before the expiration date of the rights offering, as set forth in the applicable prospectus supplement. Upon the Expiration Date (as defined below), the rights will expire and will no longer be exercisable, unless, in our sole discretion prior to the Expiration Date, we extend the rights offering. Although we may issue rights, in our sole discretion, we have no obligation to do so. The forms of the rights agreements, if any, will be filed as exhibits to the registration statement or incorporated by reference as exhibits to the registration statement from a current or periodic report that we file with the SEC.

Exercise price

Our board of directors will determine the exercise price or prices for the rights based upon a number of factors, including, without limitation, our business prospects; our capital requirements; the price or prices at which an underwriter or standby purchasers may be willing to purchase shares that remain unsold in the rights offering; and general conditions in the securities markets, especially for securities of financial institutions.

The subscription price may or may not reflect the actual or long-term fair value of the common stock offered in the rights offering. We provide no assurances as to the market values or liquidity of any rights issued, or as to whether or not the market prices of the common stock subject to the rights will be more or less than the rights’ exercise price during the term of the rights or after the rights expire.

Exercising rights; fees and expenses

The manner of exercising rights will be set forth in the applicable prospectus supplement. Any subscription agent or escrow agent will be set forth in the applicable prospectus supplement. We will pay all fees charged by any subscription agent and escrow agent in connection with the distribution and exercise of rights. Rights holders will be responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with their transfer of rights that are transferable. Neither we nor the subscription agent will pay such expenses.

Expiration of rights

The applicable prospectus supplement will set forth the expiration date and time (“Expiration Date”) for exercising rights. If holders of rights do not exercise their rights prior to such time, their rights will expire and will no longer be exercisable and will have no value.

We will extend the Expiration Date as required by applicable law and may, in our sole discretion, extend the Expiration Date. If we elect to extend the Expiration Date, we will issue a press release announcing such extension prior to the scheduled Expiration Date.

Withdrawal and termination

We may withdraw the rights offering at any time prior to the Expiration Date for any reason. We may terminate the rights offering, in whole or in part, at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly without interest.

Rights of subscribers

Holders of rights will have no rights as stockholders with respect to the common stock for which the rights may be exercised until they have exercised their rights by payment in full of the exercise price and in the manner provided in the prospectus supplement, and such common stock has been issued to such persons. Holders of rights will have no right to revoke their subscriptions or receive their monies back after they have completed and delivered the materials required to exercise their rights and have paid the exercise price to the subscription agent. All exercises of rights are final and cannot be revoked by the holder of rights.

Regulatory limitations

We will not be required to issue any person or group of persons our common stock pursuant to the rights offering if, in our sole opinion, such person would be required to give prior notice to or obtain prior approval from, any state or federal governmental authority to own or control such shares if, at the time the rights offering is scheduled to expire, such person has not obtained such clearance or approval in form and substance reasonably satisfactory to us.

Standby agreements

We may enter into one or more separate agreements with one or more standby underwriters or other persons to purchase, for their own account or on our behalf, any common stock of ours not subscribed for in the rights offering. The terms of any such agreements will be described in the applicable prospectus supplement.

Use of proceeds

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes.

Ratio of earnings to fixed charges and preferred dividends

The following table sets forth our ratios of consolidated earnings to fixed charges and preference dividends for the periods indicated:

	Nine-months ended
	September 30,		Year ended December 31,
	2009		2008		2007		2006	2005	2004

Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits		(1)		(1)		(1)	1.46	1.59	2.28
Including interest on deposits		(1)		(1)		(1)	1.20	1.27	1.65

(1)	Earnings were insufficient to meet fixed charges and preferred stock dividends by approximately $423.4 million and $58.8 million for the years ended December 31, 2008 and 2007, respectively, and $374.7 million for the nine month period ended September 30, 2009.

We did not pay preferred stock dividends during the calendar years shown and no shares of our Treasury preferred stock, or any other class of preferred stock, were paid dividends during the calendar years shown; however, dividends were accrued on our Treasury preferred stock during the nine month period ended September 30, 2009 in the amount of $1.7 million. Payments of $7.2 million were made through August 15, 2009, which covered January 30, 2009 through August 14, 2009.

For the purpose of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of income before income taxes and extraordinary items plus fixed charges. “Fixed charges” consist of interest on short-term and long-term debt and where indicated, interest on deposits. For the nine months ended September 30, 2009, fixed charges also includes preferred stock dividends. We did not pay any preferred stock dividends prior to 2009. The ratios are based solely on historical financial information, and no pro forma adjustments have been made thereto.

Plan of distribution

The terms of any offering of the securities described in this prospectus will be set forth in the applicable prospectus supplement. We may, from time to time, use this prospectus and the applicable prospectus supplement to sell all or a portion of our securities offered by this prospectus. These sales and transfers of our common stock may be effected from time to time in one or more transactions through the NYSE, in negotiated transactions or otherwise, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at negotiated prices, or without consideration, or by any other legally available means. We may sell the securities offered in this prospectus:

•	directly to purchasers;
•	through agents;
•	through dealers;
•	through underwriters;
•	directly to our stockholders; or
•	through a combination of any of these methods of sale.

In addition, we may issue the securities being offered by this prospectus as a dividend or distribution. We may effect the distribution of the securities offered in this prospectus from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to the prevailing market prices; or
•	at negotiated prices.

We will describe the method of distribution of the securities in the prospectus supplement.

We may sell securities through a rights offering, forward contracts or similar arrangements.

We may offer rights to our existing shareholders to purchase additional common shares of ours. For any particular subscription rights, the applicable prospectus supplement will describe the terms of such rights, including the period during which such rights may be exercised, the manner of exercising such rights, the transferability of such rights and the number of common shares that may be purchased in connection with each right and the subscription price for the purchase of such common shares. In connection with a rights offering, we may enter into a separate agreement with one or more underwriters or standby purchasers to purchase any of our common shares not subscribed for in the rights offering by existing shareholders, which will be described in the applicable prospectus supplement.

We may directly solicit offers to purchase the securities offered in this prospectus. Agents that we designate from time to time may also solicit offers to purchase the securities offered in this prospectus. The applicable prospectus supplement will set forth the name of any agent that we designate, that is involved in the offer or sale of the securities offered in this prospectus and who may be deemed to be an “underwriter” as that term is defined in the securities act, and any commissions payable by us to an agent named in the prospectus supplement will also be disclosed in that prospectus supplement.

If we utilize a dealer in selling the securities offered in this prospectus, we will sell those securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the securities act, may then resell those offered securities to the public at varying prices to be determined by that dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

If we utilize an underwriter or underwriters in the offer and sale of the securities described in this prospectus, we will name each underwriter that is to be utilized in the applicable prospectus supplement, which will be used by each underwriter to make resales of the securities offered in this prospectus. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Also, underwriters may receive warrants as additional underwriting compensation.

Underwriters may also sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement, as well as any warrants received by them as additional underwriting compensation. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the securities act. Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

If so indicated in the prospectus supplement, we will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Our common stock is traded on the NYSE under the symbol “FBC.” Our preferred stock is not listed on an exchange, and, if applicable, the applicable prospectus supplement will set forth whether or not we intend to list our preferred stock on an exchange.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be.

Where you can find additional information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in compliance with the Exchange Act, we file periodic reports and other information with the SEC. Our commission file number is 001-16577. These reports and the other information we file with the SEC can be read and copied at the public reference room facilities maintained by the SEC in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The SEC’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

Our filings are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We maintain a website at www.flagstar.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our securities.

Incorporation by reference

The SEC allows us to “incorporate by reference” into this prospectus some of the information we file with them. This means that we can disclose important business, risks, financial and other information in our SEC filings by referring you to the filed documents containing this information. All information incorporated by reference is part of this prospectus, unless that information is updated and superseded by the information contained in this prospectus or by any information filed subsequently that is incorporated by reference. Any information that we subsequently file with the SEC that is incorporated by reference will automatically supersede any prior information that is part of this prospectus. We incorporate by reference the documents listed below, as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (SEC file number 001-16577) after the date of this registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the time that all of the securities offered by this prospectus are sold (other than information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K or Rule 406T of Regulation S-T, which is not deemed filed under the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 13, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 7, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 5, 2009;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009, filed with the SEC on November 9, 2009;

•	Our definitive Proxy Statement dated and filed with the SEC on April 27, 2009, in connection with our Annual Meeting of Stockholders held on May 26, 2009;

•	Our definitive Proxy Statement dated and filed with the SEC on November 17, 2009, in connection with our Special Meeting of Stockholders held on December 4, 2009;

•	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2008 (other than any document or portion thereof deemed to be “furnished” and not “filed” in accordance with the rules and regulations of the SEC);

•	The description of our capital stock contained in our Registration Statement on Form 8-A dated and filed with the SEC on June 28, 2001, including any amendments or reports filed with the SEC for the purpose of updating such description; and

•	All other documents and reports we file after the date of this prospectus supplement and prior to completion of all offerings of the particular securities covered by this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (with the exception of information that is deemed “furnished” rather than “filed,” which information shall not be deemed incorporated by reference herein).

In no event, however, will any of the information that we “furnish” to the SEC in any Current Report on Form 8-K or any Definitive Proxy Statement indicated above or from time to time be incorporated by reference into, or otherwise included in, this prospectus unless we expressly state otherwise in such documents.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to our securities registered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules that we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC’s public reference rooms or at the SEC’s website, www.sec.gov.

You may obtain a copy of these filings at no cost by writing to us at Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098, Attention: Paul D. Borja, CFO, or by oral request to Mr. Borja at (248) 312-2000. In order to obtain timely delivery, you must request the information no later than five business days prior to the date you decide to invest in our securities offered by this prospectus.

Experts

The consolidated financial statements of the Company and its subsidiaries as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, have been audited by Baker Tilly Virchow Krause, LLP (f/k/a Virchow, Krause & Company, LLP), independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Legal matters

The validity of the securities offered by this prospectus has been passed upon for us by the law firm of Kutak Rock LLP, Washington, DC.

13,500,000 shares

Mandatorily convertible non-cumulative perpetual
preferred stock, Series D

PROSPECTUS SUPPLEMENT

October 28, 2010